Exhibit 10.1

[***] = CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

COLLABORATION AND LICENSE AGREEMENT

between

BICYCLETX LIMITED

and

IONIS PHARMACEUTICALS, INC.

Dated as of July 9, 2021

TABLE OF CONTENTS

Article 1 DEFINITIONS1

Article 2 GRANT OF RIGHTS14

2.1 Grant to Ionis14

2.2 Excluded Targets; Reserved Targets; Gatekeeper14

2.3 Grants to Bicycle15

2.4 Sublicenses15

2.5 Retained Rights15

2.6 No Implied Licenses16

2.7 Exclusivity16

Article 3 COLLABORATION MANAGEMENT16

3.1 Joint Steering Committee16

3.2 General Provisions Applicable to the JSC17

3.3 Decisions18

3.4 Limitations on Authority18

3.5 Alliance Manager18

3.6 Discontinuation of the JSC18

3.7 Expenses18

Article 4 Research and Development19

4.1 Collaboration Overview19

4.2 Research Plan19

4.3 Research Activities19

4.4 Development of Licensed Products20

4.5 Diligence20

4.6 Updates21

4.7 Technology Transfer22

4.8 Target Exclusivity; Collaboration Targets22

4.9 BicycleTx Use of Gatekeeper to Clear Targets24

4.10 Subcontracting24

4.11 Regulatory Matters24

4.12 Records25

Article 5 COMMERCIALIZATION25

- i -

5.1 In General25

5.2 Commercialization Diligence25

5.3 Commercial Updates25

5.4 Commercial Supply of Compounds and Licensed Products26

Article 6 PAYMENTS AND RECORDS26

6.1 Upfront Payment26

6.2 Equity Consideration26

6.3 IND Acceptance Fee26

6.4 Development and Regulatory Milestones27

6.5 Collaboration Milestones28

6.6 Royalties28

6.7 Royalty Payments and Reports29

6.8 Mode of Payment29

6.9 Taxes29

6.10 Interest on Late Payments30

6.11 Audit30

Article 7 INTELLECTUAL PROPERTY31

7.1 Ownership of Intellectual Property31

7.2 Patent Prosecution and Maintenance32

7.3 Patent Enforcement35

7.4 Infringement Claims by Third Parties36

7.5 Invalidity or Unenforceability Defenses or Actions36

7.6 Inventor’s Remuneration37

7.7 Common Interest37

Article 8 Confidentiality AND Non-Disclosure37

8.1 Confidentiality Obligations37

8.2 Exceptions38

8.3 Permitted Disclosures38

8.4 Use of Name39

8.5 Press Releases40

8.6 Publications40

8.7 Destruction or Return of Confidential Information40

Article 9 REPRESENTATIONS AND Warranties41

- ii -

9.1 Mutual Representations and Warranties41

9.2 Additional Representations, Warranties, and Covenants of Bicycle41

9.3 Additional Representations, Warranties and Covenants of Ionis42

9.4 DISCLAIMER OF WARRANTIES43

Article 10 INDEMNIFICATION; INSURANCE43

10.1 Indemnification of Bicycle43

10.2 Indemnification of Ionis43

10.3 Notice of Claim43

10.4 Control of Defense44

10.5 Limitation of Liability44

10.6 Insurance44

Article 11 TERM AND TERMINATION44

11.1 Term44

11.2 Termination for Convenience45

11.3 Termination for Uncured Material Breach45

11.4 Termination for Insolvency46

11.5 Rights in Bankruptcy46

11.6 Effects of Termination46

11.7 Accrued Rights; Surviving Obligations47

Article 12 Miscellaneous47

12.1 Governing Law and Service47

12.2 Dispute Resolution48

12.3 Entire Agreement; Amendments49

12.4 Severability49

12.5 Waiver and Non-Exclusion of Remedies49

12.6 Force Majeure49

12.7 Export Control49

12.8 Relationship of the Parties49

12.9 Assignment50

12.10 Notices50

12.11 English Language51

12.12 Performance by Affiliates51

12.13 Construction51

- iii -

12.14 Schedules52

12.15 Further Assurance52

12.16 No Benefit to Third Parties52

12.17 Counterparts52

- iv -

Confidential

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is made and entered into effective as of July 9, 2021 (the “Effective Date”) by and between BicycleTx Limited, a company incorporated in England and Wales with a place of business at Building 900, Babraham Research Campus, Cambridge CB22 3AT, UK (“BicycleTx”), and Ionis Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at 2855 Gazelle Court, Carlsbad, California 92010, USA (“Ionis”).  BicycleTx and Ionis are referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, BicycleTx, a biopharmaceutical company, has developed certain proprietary technology relating to the use of Bicycles directed to transferrin receptors;

WHEREAS, Ionis, a biotechnology company, has expertise in the research and development of pharmaceutical products, and is working to create and develop novel pharmaceutical products;

WHEREAS, BicycleTx and Ionis entered into that certain Evaluation and Option Agreement dated as of December 31, 2020 (the “Option Agreement”) pursuant to which BicycleTx granted to Ionis an exclusive option to obtain an exclusive license under BicycleTx’s relevant technology to research, develop, manufacture, and commercialize products incorporating TfR1 Bicycles (as defined below) and Ionis has exercised such option in accordance with the terms of the Option Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, BicycleTx will exclusively partner with Ionis with respect to Compounds in the Field; and

WHEREAS, in connection with this transaction, Bicycle Therapeutics plc, an Affiliate of BicycleTx, and Ionis are entering into a stock purchase agreement on even date herewith (the “Stock Purchase Agreement”) pursuant to which Ionis is purchasing shares of Bicycle Therapeutics plc in accordance with the terms thereof.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and conditions set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1“Accounting Standards” means, with respect to a Party and its Affiliates, either (a) International Financial Reporting Standards (“IFRS”) or (b) United States generally accepted accounting principles (“GAAP”), in either case ((a) or (b)) that are used at the applicable time, and as consistently applied, by such Party or any of its Affiliates.
1.2“Adverse Ruling” has the meaning set forth in Section 11.3.2.
1.3“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with such Party, for so long as such control exists.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.4“Agreement” has the meaning set forth in the preamble hereto.
1.5“Alliance Manager” has the meaning set forth in Section 3.5.
1.6“Applicable Law” means federal, state, local, national, and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements enacted by a government authority, including Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to the performance by a Party of its obligations, or exercise of its rights, under this Agreement.
1.7“ASO” means a compound comprising one or more Oligonucleotides [***].  The Parties acknowledge that [***].
1.8“ASO-Related Claim” has the meaning set forth in Section 7.2.1(b).
1.9“ASO-Related Claim Application” has the meaning set forth in Section 7.2.1(b).
1.10“Auditor” has the meaning set forth in Section 6.11.
1.11“Available Target(s)” means:
(a) with respect to a request by Ionis, any Target that as of the date the Gatekeeper (or BicycleTx, as applicable) receives a Target Nomination Notice from Ionis for such Target, or Ionis initiates a request with the Gatekeeper pursuant to Sections 4.8.2 or 4.8.4, as applicable, is not (i) a BicycleTx Excluded Target, (ii) [***], (A) a Target that was placed on the Gatekeeper List during the BicycleTx Initial Target Designation Period pursuant to Section 4.8.3, or (B) a Target placed on the Gatekeeper List by BicycleTx pursuant to Section 4.8.6; and
(b)with respect to a request by BicycleTx under Section 4.8.3 or Section 4.9 following the termination of Oligo Exclusivity, any Target that as of the date BicycleTx makes a BicycleTx Target Request, is not a Collaboration Target, including, for clarity, any Target placed on the Gatekeeper List by Ionis pursuant to Section 4.8.4 (subject to the limitations set forth therein).
1.12“Bankruptcy Code” has the meaning set forth in Section 11.5.1.
1.13“Bicycle” means a monomeric peptide or peptide derivative crosslinked via a central scaffold to form a conformationally constrained structure with more than one cyclic component.
1.14“BicycleTx” has the meaning set forth in the preamble hereto.
1.15“BicycleTx Excluded Targets” means Targets with respect to which BicycleTx has granted exclusive rights to a Third Party under the BicycleTx Existing Third Party Agreements.

1.16“BicycleTx Existing Third Party Agreements” means (a) that certain agreement between [***], and (b) that certain agreement between [***], in each case as such agreements are in effect on the Effective Date.  For clarity, during the Term when Oligo Exclusivity applies, BicycleTx [***].
1.17“BicycleTx Indemnitees” has the meaning set forth in Section 10.1.
1.18“BicycleTx Initial Target Designation Period” has the meaning set forth in Section 4.8.3.
1.19“BicycleTx Intellectual Property” means the BicycleTx Know-How, BicycleTx Patents, and BicycleTx’s interest in any Joint Inventions and Joint Patents.
1.20“BicycleTx Know-How” means all Know-How that (a) is Controlled by BicycleTx or any of its Affiliates on the Effective Date or during the Term and (b) (i) with respect to all Know-How other than the Know-How included in the [***], and (ii) with respect to [***], in each case of (i) and (ii), for the Research and Exploitation of Compounds and Licensed Products in the Field.  For clarity, “BicycleTx Know-How” includes any TfR1 BicycleTx Inventions and BicycleTx Product Inventions.
1.21“BicycleTx Patents” means all Patents that (a) are Controlled by BicycleTx or any of its Affiliates on the Effective Date or during the Term and (b) Cover BicycleTx Know-How.  For clarity, “BicycleTx Patents” includes any BicycleTx Product Patents.  Without limiting the foregoing, an exemplary list of BicycleTx Patents is attached hereto as Schedule 9.2.1.
1.22“BicycleTx Platform IP” means Know-How and Patents that are Controlled by BicycleTx or any of its Affiliates on the Effective Date or during the Term solely to the extent such Know-How and Patents Cover or specifically relate to [***].  The list of Patents included in the BicycleTx Platform IP (the “BicycleTx Platform Patents”) is attached hereto as Schedule 1.22.
1.23“BicycleTx Product Invention” means a Product Invention solely invented by employees, agents, or independent contractors of BicycleTx or its Affiliates.
1.24“BicycleTx Product Patents” means all Patents that Cover BicycleTx Product Inventions.
1.25“BicycleTx Relevant Patent” has the meaning set forth in Section 7.2.1(b).
1.26“BicycleTx Research Stage Target” has the meaning set forth in Section 4.8.6(a).
1.27“BicycleTx Target” has the meaning set forth in Section 4.9.
1.28“BicycleTx Target Request” has the meaning set forth in Section 4.9.
1.29“Breach Cure Period” has the meaning set forth in Section 11.3.1.
1.30“Breach Notice” has the meaning set forth in Section 11.3.1.
1.31“Breaching Party” has the meaning set forth in Section 11.3.1.
1.32“Business Day” means a day other than a Saturday or Sunday on which banking institutions in San Diego, California and London, England are open for business.

1.33“Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1, and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
1.34“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.35“Clinical Trial” means a human clinical study (a) in which a pharmaceutical product is administered to human subjects and (b) that is designed to (i) establish that a pharmaceutical product is reasonably safe for continued testing; (ii) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed; (iii) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product; or (iv) obtain or maintain marketing approval and for a purpose other than to obtain, support or maintain Regulatory Approval, including any and all post-marketing commitments.
1.36“Collaboration Target” has the meaning set forth in Section 4.8.1.
1.37“Combination Product” means (a) a single pharmaceutical formulation containing as its active ingredients both (i) a Compound and (ii) one or more other therapeutically or prophylactically active ingredients that are not Compounds (each such other therapeutically or prophylactically active ingredient, a “Non-Compound Active Agent”) or (b) a combination therapy comprised of (i) a Compound and (ii) one or more other therapeutically or prophylactically active products containing at least one Non-Compound Active Agent, whether priced and sold together in a single package containing such multiple products or packaged separately but sold together for a single price, in each case (a) and (b), including all dosage forms, formulations, presentations, line extensions, and package configurations.
1.38“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a pharmaceutical product, including activities related to marketing, promoting, selling, distributing, importing, and exporting such product, and interacting with Regulatory Authorities regarding any of the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.
1.39“Commercially Reasonable Efforts” means, with respect to the performance of Research, Development, Commercialization, or Manufacturing activities with respect to a Compound or a Licensed Product, the carrying out of such activities using efforts and resources comparable to the efforts and resources [***], taking into account issues of safety and efficacy, [***].
1.40“Compound” means a TfR1 Bicycle conjugated to an ASO, where such ASO is directed to a Target that is not a BicycleTx Excluded Target.
1.41“Confidential Information” means any information provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such other Party) in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, the identities of Collaboration Targets and Available Targets, any Research or Exploitation of any Licensed Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory, or business affairs or other activities of either Party.  In addition, all information disclosed by a Party to the other under the Option Agreement shall be deemed to be such Party’s Confidential Information disclosed under this Agreement.
1.42“Control” means, with respect to any Know-How, Regulatory Documentation, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue, or otherwise (other than by operation of the license and other grants in Sections 2.1 and 2.2), to grant a license, sublicense, or other right to or under such Know-How, Regulatory Documentation, material, Patent, or other property right, as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided that with respect to any Know-How, Regulatory Documentation, material, Patent, or other property right obtained by BicycleTx from a Third Party after the Effective Date, BicycleTx shall be deemed to Control such Know-How, Regulatory Documentation, material, Patent, or other property right, as applicable, only if it possesses the right to grant such license, sublicense, or other right thereto without being obligated to pay any royalties or other consideration therefor, unless Ionis agrees to (a) pay such royalties or other consideration arising as a result of Ionis’ or its Affiliate’s or Sublicensee’s use or practice of such Know-How, Regulatory Documentation, material, Patent, or other property right under this Agreement and (b) comply with the terms and conditions of such agreement as it relates to Ionis and this Agreement.
1.43“Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that, in the absence of a license under or ownership of such Patent, the developing, making, using, offering for sale, promoting, selling, exporting, or importing of such subject matter would infringe one or more Valid Claims of such Patent (considering any pending claim included in such Patent as if such pending claim were to issue in an issued Patent).
1.44“CRO” shall have the meaning set forth in Section 4.2.3.
1.45[***]
1.46“Development” means all activities related to (i) human clinical lead optimization with the goal of identifying a Development Candidate (as defined below), test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, (ii)IND-Enabling Toxicology Studies, (iii) Clinical Trials, including Manufacturing in support thereof, (iv) statistical analysis and report writing, (v) the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” means to engage in Development.  For purposes of clarity, Development shall include any submissions and activities required in support thereof required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for a Compound or Licensed Product.
1.47“Development Candidate” with respect to Ionis means a Compound that is [***] for further Development and Commercialization in accordance with Ionis’ [***].  With respect to BicycleTx, Development Candidate means an active pharmaceutical ingredient [***] for further Development and Commercialization in accordance with BicycleTx’s [***].

1.48“Diligence Extension Fee” has the meaning set forth in Section 4.5.3(b).
1.49“Dispute” has the meaning set forth in Section 12.2.
1.50“Dollars” or “$” means United States Dollars.
1.51“Drug Approval Application” means an NDA and any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (a “MAA”) filed with the EMA or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.52“Effective Date” means the effective date as set forth in the preamble hereto.
1.53“EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.
1.54“European Major Market” means each of the United Kingdom, France, Germany, Italy, and Spain.
1.55“Exclusivity Obligations” has the meaning set forth in Section 2.7.1.
1.56“Existing Collaboration Target” has the meaning set forth in Section 4.8.2.
1.57“Existing Patents” has the meaning set forth in Section 9.2.1.
1.58“Exploit” or “Exploitation” means to Develop, use, make, have made, Manufacture, sell, have sold, offer for sale, import, and Commercialize.
1.59“Extension Notice” has the meaning set forth in Section 4.5.3(c).
1.60“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.
1.61“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.62“Field” means all diagnostic, therapeutic, prophylactic, and preventative uses in humans.
1.63“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country.
1.64“FTE” means a full-time equivalent person-year, based upon a total of no less than [***] working hours per year, pro-rated as necessary, undertaken in connection with the conduct of research in a Research Plan.  In no circumstance can the work of any given person exceed one (1) FTE.
1.65“Gatekeeper” has the meaning set forth in Section 2.2.1.
1.66“Gatekeeper List” has the meaning set forth in Section 2.2.1.

1.67“Generic Product” means, with respect to a particular Licensed Product that has received Regulatory Approval in a regulatory jurisdiction in the Territory and is being marketed and sold by Ionis or any of its Affiliates or Sublicensees in such jurisdiction, a pharmaceutical product that (a) is sold in such jurisdiction by a Third Party that is not an Affiliate or Sublicensee of Ionis, and did not purchase or acquire such product in a chain of distribution that included Ionis or any of its Affiliates or Sublicensees, (b) has received Regulatory Approval in such jurisdiction for at least one of the same indications as such Licensed Product as a “generic drug”, “generic medicinal product”, “bioequivalent”, or similar designation of interchangeability by the applicable Regulatory Authority in such jurisdiction pursuant to an expedited, abbreviated, or bibliographic approval process in accordance with the then-current rules and regulations in such jurisdiction, where such approval referred to or relied on (i) the approved Drug Approval Application for such Licensed Product held by Ionis, its Affiliate, or a Sublicensee in such jurisdiction or (ii) the data contained or incorporated by reference in such approved Drug Approval Application for such Licensed Product in such jurisdiction.
1.68“GLP” means current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S.), as updated from time to time.
1.69“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Trials, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent thereof in other countries or regulatory jurisdictions, (e.g., a Clinical Trial Application (CTA) in the European Union), and (c) all supplements, amendments, variations, extensions, and renewals thereof that may be filed with respect to the foregoing.
1.70“IND Acceptance” means, with respect to a Licensed Product, the earliest of (a) receipt of notice of acceptance by the FDA or the EMA of the filing of an IND for such Licensed Product, (b) the passage of any period of time determined by Applicable Law by the end of which the FDA or EMA, as applicable, is supposed to comment on such filing, extended if any such comments were made by the period of time necessary to address such comments to the reasonable satisfaction of the FDA or EMA, as applicable, or (c) the first dose of such Licensed Product in a Clinical Trial in the U.S. or in any country in the European Union.
1.71“IND Acceptance Credit” shall have the meaning set forth in Section 6.3.
1.72“IND Acceptance Fee” shall have the meaning set forth in Section 6.3.
1.73“IND-Enabling Toxicology Study” means, with respect to a Licensed Product, an in vivo toxicology study conducted under conditions of GLP that is required for filing an IND for such Licensed Product with the FDA or EMA.
1.74“Indemnification Claim Notice” has the meaning set forth in Section 10.3.
1.75“Indemnified Party” has the meaning set forth in Section 10.3.
1.76“Indemnifying Party” has the meaning set forth in Section 10.3.
1.77“Initiation” means, with respect to a Licensed Product and a Clinical Trial, the first dosing of the first patient with such Licensed Product in such Clinical Trial.

1.78“Intellectual Property” has the meaning set forth in Section 11.5.1.
1.79“Interim Gatekeeper” has the meaning set forth in Section 2.2.2.
1.80“Internal Development Program” means on a Target-by-Target basis, a [***] internal program of BicycleTx, pursuant to which BicycleTx is conducting Research, development and/or commercialization activities in connection with compounds or products directed to such Target [***].
1.81“Invention” means any invention, process, method, utility, formulation, composition of matter, article of manufacture, material, creation, discovery, development, or finding, or any improvement thereto, whether or not patentable, including all intellectual property rights therein.
1.82“Ionis” has the meaning set forth in the preamble hereto.
1.83“Ionis Indemnitees” has the meaning set forth in Section 10.2.
1.84“Ionis Initial Target Designation Period” has the meaning set forth in Section 4.8.2.
1.85“Ionis Intellectual Property” means the Ionis Know-How, Ionis Patents, and Ionis’ interest in any Joint Inventions and Joint Patents.
1.86“Ionis Know-How” means all Know-How that (a) is Controlled by Ionis or any of its Affiliates on the Effective Date or during the Term and (b) is necessary or reasonably useful for the Exploitation of Compounds and Licensed Products in the Field.  For clarity, “Ionis Know-How” includes any Ionis Product Inventions.
1.87“Ionis Patents” means all Patents that (a) are Controlled by Ionis or any of its Affiliates on the Effective Date or during the Term and (b) Cover Ionis Know-How.  For clarity, “Ionis Patents” includes any Ionis Product Patents.
1.88“Ionis Product Invention” means a Product Invention solely invented by employees, agents, or independent contractors of Ionis or its Affiliates.
1.89“Ionis Product Patents” means all Patents that Cover Ionis Product Inventions.
1.90“Ionis Research Stage Target” has the meaning set forth in Section 4.8.4.
1.91“Ionis Withholding Tax Action” has the meaning set forth in Section 6.9.3.
1.92“Joint Inventions” has the meaning set forth in Section 7.1.2(b).
1.93“Joint Patents” means all Patents that Cover Joint Inventions.
1.94“Joint Product Patents” means all Joint Patents that Cover [***] developed jointly by employees, agents, or independent contractors of one Party and its Affiliates together with employees, agents, or independent contractors of the other Party and its Affiliates.
1.95“JSC” has the meaning set forth in Section 3.1.1.

1.96“Know-How” means all commercial, technical, scientific, and other know-how and information, Inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, amino acid sequences, nucleotide sequences, instructions, skills, techniques, procedures, ideas, designs, drawings, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data (including regulatory data, study designs, and protocols), reagents and materials (including assays and compounds) in all cases, whether or not confidential, proprietary, or patentable, in written, electronic, or any other form now known or hereafter developed, but expressly excluding all Patents.
1.97“Licensed Product” means any product that contains or incorporates a Compound, whether alone or in combination with other active ingredients, in any form, formulation, presentation, or dosage, and for any mode of administration.
1.98“Losses” has the meaning set forth in Section 10.1.
1.99“MAA” has the meaning set forth in Section 1.51.
1.100“Major Market” means each of the United States, the European Major Markets, and Japan.
1.101“Manufacture”, “Manufactured”, and “Manufacturing” means all activities related to the synthesis, making, production, processing, analysis, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of a pharmaceutical product, or any raw materials, intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control, whether by a Party itself or through a Third Party.  For clarity, Manufacture of a Compound or Licensed Product will include activities related to the synthesis, making, production, processing, formulating, analyzing for manufacturing purposes and purifying of the TfR1 Bicycle that is incorporated into the applicable Compound or Licensed Product.
1.102“Market Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patents, including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the U.S., such as Directive 2001/83/EC (as amended) in the EU.
1.103“MHRA” means the United Kingdom’s Medicines and Healthcare products Regulatory Agency and any successor agency(ies) or authority having substantially the same function.
1.104“Mono Product” has the meaning set forth in Section 1.107.
1.105“NDA” means a “New Drug Application”, as defined in the FFDCA, as amended, and applicable regulations promulgated thereunder by the FDA and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any Regulatory Authority, including all documents, data, and other information concerning a pharmaceutical product, which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product in the relevant jurisdiction.
1.106“Naked Sublicense” means a sublicense to a Third Party that [***].

1.107“Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced for sales or other dispositions of such Licensed Product by or on behalf of Ionis or its Affiliates or Sublicensees to Third Parties, less the following deductions to the extent included in the gross invoiced sales price for such Licensed Product and determined in accordance with Accounting Standards or otherwise directly paid or incurred by Ionis or its Affiliates or Sublicensees, as applicable, with respect to the sale or other disposition of such Licensed Product:
1.107.1[***];
1.107.2[***];
1.107.3[***];
1.107.4[***];
1.107.5[***]; and
1.107.6[***].

In no event will any particular amount identified above be deducted more than once in calculating Net Sales.  Sales of a Licensed Product between Ionis and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Licensed Product to a Third Party shall be included within the computation of Net Sales.

The supply of Licensed Product for no charge or at cost as samples for charitable or promotional purposes, for use in non-clinical or clinical trials or any test or other studies reasonably necessary to comply with Applicable Laws shall not be included in the computation of Net Sales.

If a Licensed Product is sold as part of a Combination Product in a country, the Net Sales with respect to the Combination Product in such country shall be determined as follows:

(a)If a Licensed Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows: [***]

Notwithstanding the foregoing, the definition of net sales that [***]; provided that [***].  Ionis shall promptly notify BicycleTx of any [***], including the details thereof.

1.108“Nominated Target” has the meaning set forth in Section 4.8.5.
1.109“Non-Breaching Party” has the meaning set forth in Section 11.3.1.
1.110“Non-Compound Active Agent” has the meaning set forth in Section 1.37.
1.111“Oligo Exclusivity” has the meaning set forth in Section 2.7.1.
1.112“Oligonucleotide” means [***].
1.113“Oxford” shall have the meaning set forth in Section 8.3.3(g).
1.114“Party” and “Parties” has the meaning set forth in the preamble hereto.

1.115“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any pediatric exclusivity and other such exclusivities that are attached to patents, patent term extensions, supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.116“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government.
1.117“Pivotal Trial” means a human clinical trial of a Licensed Product that (a) satisfies the requirements of 21 C.F.R. section 312.21(c), or its foreign equivalent or (b) is a registration trial designed to establish statistically significant efficacy and safety of such Licensed Product for the purpose of enabling the preparation and submission of a Drug Approval Application, as evidenced by (i) an agreement with or statement from the FDA on a Special Protocol Assessment or equivalent in another country, or (ii) other guidance or minutes issued by the FDA for such registration trial or equivalent in another country, in each case ((i) and (ii)) where the results of such clinical trial are intended to be used to establish both safety and efficacy of such Licensed Product in patients that are the subject of such trial and serve as the basis for obtaining initial or supplemental Regulatory Approval of such Licensed Product in such country.  For clarity, [***].
1.118“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency(ies) or authority having substantially the same function.
1.119“Product Invention” means, on a Compound-by-Compound and Licensed Product-by-Licensed Product basis, an Invention that (a) is generated in the performance of activities under this Agreement and (b) specifically relates to a Compound or Licensed Product.
1.120“Product Patents” means all Patents that Cover any Product Invention.
1.121“Publishing Notice” has the meaning set forth in Section 8.6.
1.122“Publishing Party” has the meaning set forth in Section 8.6.
1.123“Redacted Agreement” shall have the meaning set forth in Section 8.3.2.
1.124“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize a Compound or Licensed Product in such country or other jurisdiction, and including pricing or reimbursement approval in such country or other jurisdiction where such pricing and reimbursement approval is legally required for the sale of such Compound or Licensed Product.
1.125“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA, MHRA, and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Licensed Products in the Territory.
1.126“Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) to the extent relating to a Compound or Licensed Product.
1.127“Research” means preclinical research and other non-clinical testing, including gene function, gene expression, target validation research, and investigating inhibition of a target in therapeutic models, but specifically excludes Development (including, for the avoidance of doubt, all IND-Enabling Toxicology Studies), Exploitation, or Commercialization.
1.128“Research Activities” has the meaning set forth in Section 4.2.
1.129“Research Plan” has the meaning set forth in Section 4.2.
1.130“Research Term” means the period of time commencing on the Effective Date and ending upon the completion of all activities under the Research Plan.
1.131“Reserved Target” has the meaning set forth in Section 2.2.3.
1.132“Royalty Floor Country” means each of the [***].
1.133“Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country and ending on the latest to occur of (a) the [***] anniversary of the First Commercial Sale of such Licensed Product in such country or other jurisdiction, (b) the expiration date of the last-to-expire Valid Claim of [***] that [***] such Licensed Product in such country, and (c) the expiration of all Market Exclusivity for such Licensed Product in such country.
1.134“Senior Officer” means, with respect to BicycleTx, its [***] or his/her designee, and with respect to Ionis, its [***] or his/her designee.
1.135“SOFR” has the meaning set forth in Section 6.10.
1.136“Stock Purchase Agreement” has the meaning set forth in the Recitals.
1.137“Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Ionis under the license grant in Section 2.1 as provided in Section 2.4.

1.138“Target” means (a) [***], or (b) [***].  Such Target shall be deemed to include [***].
1.139“Target Acceptance Date” has the meaning set forth in Section 4.8.5.
1.140“Target Availability Notice” has the meaning set forth in Section 4.8.5.
1.141“Target Exclusivity” has the meaning set forth in Section 4.8.1.
1.142“Target Nomination Notice” has the meaning set forth in Section 4.8.5.
1.143“Target Sanction” means with respect to Ionis, [***], all in accordance with Ionis’ standard procedures consistently applied.
1.144“Term” has the meaning set forth in Section 11.1.
1.145“Terminated Asset” means, with respect to a Target that is terminated by either Party under ARTICLE 11, each Compound and Licensed Product directed to such Terminated Target.
1.146“Terminated Target” has the meaning set forth in Section 11.6.
1.147“Territory” means worldwide.
1.148“TfR1 Bicycle” means a Bicycle that is directed to a Transferrin Transporter, including any such composition provided by BicycleTx to Ionis under the Option Agreement and any such composition that is synthesized by the Parties under the Evaluation Studies (as defined in the Option Agreement) under the Option Agreement or the Research Plan.
1.149“TfR1 BicycleTx Invention” means an Invention that [***].  For clarity, [***].
1.150[***]
1.151“Third Party” means any Person other than BicycleTx, Ionis, and their respective Affiliates.
1.152“Third Party Claims” has the meaning set forth in Section 10.1.
1.153“Transferrin Transporter” means the protein coded by the gene TFRC1 (transferrin receptor), a cell surface protein important for the cellular iron uptake through the process of receptor-mediated endocytosis, which has also been proposed as a mechanism for transporting other molecules across the blood-brain barrier by the same process.
1.154“Ultra-Rare Disease Product” means a Licensed Product with an estimated target patient population that is less than [***] patients in the U.S.
1.155“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.156“United States – United Kingdom Income Tax Convention” means the Convention between the government of the United States of America and the government of the United Kingdom of

Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains.
1.157“Valid Claim” means (a) a claim of any issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise and (b) a claim of a pending patent application that has not been cancelled, withdrawn, or abandoned or finally rejected by an administrative agency action from which no appeal can be taken and that has not been pending for more than [***].
Article 2
GRANT OF RIGHTS
2.1Grant to Ionis.
2.1.1Subject to the terms and conditions of this Agreement, BicycleTx (on behalf of itself and its Affiliates) hereby grants to Ionis a license (with the right to grant sublicenses in accordance with Section 2.4), under the BicycleTx Intellectual Property to Research Compounds and Licensed Products in the Field in the Territory.  This license under Section 2.1.1 is exclusive (including with regard to BicycleTx and its Affiliates, except as provided in Section 2.5) so long as Ionis maintains Oligo Exclusivity and non-exclusive if Ionis loses Oligo Exclusivity.
2.1.2Subject to the terms and conditions of this Agreement, including Section 4.5.4, BicycleTx (on behalf of itself and its Affiliates) hereby grants to Ionis an exclusive (including with regard to BicycleTx and its Affiliates, except as provided in Section 2.5) license (with the right to grant sublicenses in accordance with Section 2.4) under the BicycleTx Intellectual Property to Exploit Compounds and Licensed Products in the Field in the Territory for so long as Ionis maintains Oligo Exclusivity.  For clarity, upon the termination of Oligo Exclusivity, the license granted in this Section 2.1.2 shall automatically terminate, and the license grant set forth in Section 2.1.3 shall apply.
2.1.3On a Collaboration Target-by-Collaboration Target basis, and subject to the terms and conditions of this Agreement, BicycleTx (on behalf of itself and its Affiliates) hereby grants to Ionis an exclusive (including with regard to BicycleTx and its Affiliates, except as provided in Section 2.5) license (with the right to grant sublicenses in accordance with Section 2.4), under the BicycleTx Intellectual Property to Exploit Compounds and Licensed Products directed to such Collaboration Target in the Field in the Territory.
2.2Excluded Targets; Reserved Targets; Gatekeeper.  The Parties acknowledge and agree that the BicycleTx Excluded Targets are excluded from Ionis’ licenses under Section 2.1.  To enable the Parties to effectively manage their respective rights and obligations under this Agreement, the Parties hereby agree as follows:
2.2.1Gatekeeper.  Promptly following the Effective Date, BicycleTx shall engage an independent Third Party mutually agreeable to the Parties (the “Gatekeeper”) for the purposes of performing the applicable functions set forth in this Section 2.2, including (a) maintaining the list of BicycleTx Excluded Targets, and (b) maintaining the list of Reserved Targets ((a) and (b) together, the “Gatekeeper List”).  [***]  Such engagement shall be on terms consistent with this Agreement and mutually agreeable to the Parties, including provisions relating to confidentiality.

2.2.2Managing BicycleTx Excluded Targets.  In conjunction with or immediately following the appointment of the Gatekeeper, BicycleTx shall provide the Gatekeeper with a current list of BicycleTx Excluded Targets.  Until the appointment of the Gatekeeper, the list of BicycleTx Excluded Targets shall be held by an independent Third Party that has been mutually agreed by the Parties (the “Interim Gatekeeper”).  The identity of the BicycleTx Excluded Targets shall be deemed the Confidential Information of BicycleTx.  Following the appointment of a Gatekeeper, BicycleTx shall notify the Gatekeeper promptly of [***].
2.2.3Reserved Targets.  Ionis may designate up to [***] Targets that Ionis wishes to reserve to be potentially the subject of its Research and Development efforts under this Agreement, and that are not BicycleTx Excluded Targets (“Reserved Targets”) as further described in this Section 2.2.3.  The Parties acknowledge and agree that as of the Effective Date, BicycleTx has provided the Interim Gatekeeper with the current list of BicycleTx Excluded Targets, and Ionis has provided the Interim Gatekeeper with its current list of Reserved Targets.  During the Term when Oligo Exclusivity applies, [***].  Ionis may not [***] without BicycleTx’s prior written consent.  Each Reserved Target shall remain on the Gatekeeper List until [***] directed to such Reserved Target and notifies BicycleTx in writing of the applicable Target.  Upon the termination of Oligo Exclusivity, if applicable, all Reserved Targets shall be removed from the Gatekeeper List.  The identity of the Reserved Targets shall be the Confidential Information of Ionis.  BicycleTx agrees that it will not take any action that would cause a Reserved Target to become BicycleTx Excluded Target.
2.2.4Targets [***].  Ionis acknowledges and agrees that no rights are granted by BicycleTx to Ionis under this Agreement to conduct Research or Development activities in connection with any BicycleTx Excluded Target, or any compound or product directed thereto.  [***].  Notwithstanding the foregoing, if such Target later ceases to be a BicycleTx Excluded Target, and [***], and Ionis will have the right to deliver a Target Nomination Notice for such Target in accordance with Section 4.8.5.
2.3Grants to Bicycle.  Subject to the terms and conditions of this Agreement, Ionis hereby grants to BicycleTx, during the Research Term, a non-exclusive, royalty-free license, without the right to grant sublicenses (other than to permitted subcontractors of BicycleTx in accordance with Section 4.10), under the Ionis Intellectual Property solely for purposes of performing BicycleTx’s obligations under, and as set forth in, the Research Plan.
2.4Sublicenses.  Ionis shall have the right to grant sublicenses, through multiple tiers of sublicensees, under the licenses granted in Section 2.1, to its Affiliates and Third Parties; provided that (a) any sublicense by Ionis or its Affiliates of the rights granted pursuant to Section 2.1.1 to a Third Party shall only permit such Sublicensee to grant further sublicenses (i) [***], (b) each such sublicense shall be consistent with the terms and conditions of this Agreement, including terms of confidentiality and non-use no less restrictive than those set forth in this Agreement, (c) Ionis may not grant to any Third Party any rights to prosecute or enforce any BicycleTx Patents, (d) Ionis shall remain directly liable to BicycleTx with respect to its obligations under this Agreement and for the performance and acts and omissions of all Sublicensees, and (e) Ionis will [***].  As soon as reasonably practicable (but in any case, within [***]) after the execution of any such sublicense agreement, Ionis shall [***].
2.5Retained Rights.  Notwithstanding the exclusive license granted to Ionis pursuant to Section 2.1 during the Term and without limiting Section 2.7, BicycleTx shall retain all rights under the BicycleTx Intellectual Property (a) to perform, and to subcontract pursuant to Section 4.10, its obligations under this Agreement, (b) [***], and (c) for any purpose outside the scope of the license and rights granted under Section 2.1.  For clarity, BicycleTx shall have the right to collaborate with academic institutions and non-profit organizations with respect to the use of TfR1 Bicycles for the delivery of ASOs for Research purposes, except with respect to [***].
2.6No Implied Licenses.  Except as expressly provided herein, BicycleTx grants no other right or license to Ionis hereunder, including any rights or licenses to the BicycleTx Intellectual Property not expressly granted herein.  Except as expressly provided herein, Ionis grants no other right or license to BicycleTx hereunder, including any rights or licenses to the Ionis Intellectual Property not expressly granted herein.
2.7Exclusivity.
2.7.1During the Term, except with respect to BicyleTx’s conduct of Research Activities under this Agreement, and subject to Section 4.5.4, BicycleTx shall not, on its own, with its Affiliates, or with a Third Party (including by the grant of any license, but subject to BicycleTx’s rights under Section 2.5), [***] in the Field in the Territory, and during such period, Ionis shall have the exclusive right to perform the foregoing activities (“Oligo Exclusivity”).  Notwithstanding the foregoing, Oligo Exclusivity shall apply only to Compounds directed to Targets that are not BicycleTx Excluded Targets.
2.7.2BicycleTx shall not, on its own, with its Affiliates, or with a Third Party (including the grant of any license) [***].  To enable BicycleTx to comply with its obligations in the foregoing sentence, Ionis shall [***].
2.7.3If BicycleTx terminates Oligo Exclusivity in accordance with Section 4.5.4, then BicycleTx’s obligations under Section 2.7.1 shall terminate, and in lieu of such obligations, BicycleTx shall not, on its own, with its Affiliates, or with a Third Party (including the grant of any license, but subject to BicycleTx’s rights under Section 2.5) [***].
Article 3
COLLABORATION MANAGEMENT
3.1Joint Steering Committee
.
3.1.1Formation.  Within [***] days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”).  The JSC shall consist of two representatives from each of the Parties (with the number of such representatives at each Party’s election, but with each Party collectively having one vote).  Each representative shall have the requisite experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the decision making authority of the JSC.  From time to time, each Party may substitute one or more of its representatives to the JSC on written notice to the other Party.  Each Party shall select from its representatives a representative who will chair the JSC jointly with the selected representative from the other Party. Each Party may replace its co-chairperson from time to time by informing the other Party in writing.
3.1.2Specific Responsibilities. The JSC shall oversee the performance of the Research Plan and serve as a consultative and information-exchange body for the Development of Licensed Products.  In particular, the JSC shall:
(a)review and discuss the Research Plan, and review and approve any amendments thereto;

(b)set timelines for implementing the Research Plan and measurables for the conduct and progress of the Research Plan;
(c)oversee the conduct and progress of the Research Plan and serve as a forum for discussion of results generated under the Research Plan;
(d)serve as a forum for discussion of Development activities with respect to Compounds and Licensed Products, including results arising from such activities;
(e)establish secure access methods (such as secure databases) for the exchange of Know-How and other information as contemplated under this Agreement;
(f)monitor and implement the technology transfer to Ionis pursuant to Section 4.7; and
(g)perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
3.2General Provisions Applicable to the JSC.
3.2.1Meetings and Minutes.  The JSC shall meet [***], or at such frequency as otherwise agreed to by the Parties, either in person or by tele-/videoconference with the venue of the in-person meetings alternating between locations designated by BicycleTx and locations designated by Ionis.  The Alliance Manager shall be permitted to attend the JSC meetings.  The chairperson of the JSC shall be responsible for calling meetings on no less than [***] notice.  Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [***] in advance of the applicable meeting; provided that under exigent circumstances requiring input by the JSC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting.  The chairpersons of the JSC (or their designee) shall prepare and circulate minutes of each meeting within [***] after the meeting for the Parties’ review and approval.  The Parties shall agree on the minutes of each meeting promptly, but in no event later than within [***] following circulation of the draft minutes.
3.2.2Procedural Rules.  The JSC shall have the right to adopt such standing rules as necessary for its work, so long as such rules are not inconsistent with this Agreement.  A quorum of the JSC shall exist whenever there is present at a meeting at least [***] appointed by each Party.  Representation by proxy shall be allowed.  The JSC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least [***] appointed by each Party.
3.2.3Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed.  Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of ARTICLE 8.
3.3Decisions.
3.3.1Decision Making Authority. The JSC shall decide matters within its responsibilities pursuant to Section 3.1.2.
3.3.2Consensus; Good Faith. The members of the JSC shall in good faith cooperate with one another and shall endeavor to seek agreement with respect to issues to be decided by the JSC.
3.3.3Final Decision Right; Dispute Resolution.  If the JSC cannot, or does not, reach consensus on an issue, then (a) BicycleTx shall have final say on [***]; (b) subject to Section 3.3.3(c), Ionis shall have final say on [***]; and (c) neither Party shall have final say on [***].  Notwithstanding the foregoing, neither Party shall use its final decision-making authority to (i) impose any requirement on the other Party to undertake obligations beyond those for which it is responsible or to forgo any of its rights under this Agreement, (ii) require the other Party to violate any Applicable Law, ethical requirement, or any agreement it may have with any Third Party, or (iii) amend the terms and conditions of this Agreement.  Disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, and that are outside of the decision-making authority of the JSC, shall be finally resolved pursuant to Section 12.2.
3.4Limitations on Authority.  Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  The JSC shall not have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 12.3 or compliance with which may only be waived as provided in Section 12.5.
3.5Alliance Manager.  Each Party shall appoint a person who shall oversee contact between the Parties for all matters between meetings of the JSC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”).  If not already a member of the JSC, each Alliance Manager shall be permitted to attend JSC meetings as appropriate as a non-voting participant.  Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.
3.6Discontinuation of the JSC.  The activities to be performed by the JSC shall solely relate to governance under this Agreement and are not intended to be or involve the delivery of services.  Upon the date of First Commercial Sale of a Licensed Product in the Field in the Territory, or such earlier date agreed by the Parties in writing, the JSC shall have no further responsibilities or authority under this Agreement and, unless otherwise agreed by the Parties in writing, will be considered fully dissolved by the Parties.  Thereafter, each Party shall designate, to the extent necessary, a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Alliance Managers, and decisions of the JSC, if any, shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.
3.7Expenses.  Each Party shall be responsible for all travel and related costs and expenses of its Alliance Manager and of its members and other representatives to attend meetings of, and otherwise participate on, the JSC.

Article 4
Research and Development
4.1Collaboration Overview.  Subject to the terms and conditions of this Agreement, the Parties shall collaborate in connection with the performance of activities under the Research Plan.  Following the completion of the Research Plan, subject to Section 4.5.4, Ionis shall have the sole and exclusive right and responsibility, at its own expense, for the Development of the Compounds and Licensed Products in the Territory.
4.2Research Plan.  BicycleTx and Ionis will conduct certain activities to optimize TfR1 Bicycles for use in Compounds, and such other research and discovery activities relating to TfR1 Bicycles as the Parties may agree through the JSC from time to time as reflected by the written minutes of the JSC (the “Research Activities”), which activities will be set forth in a mutually agreed research plan (the “Research Plan”).  The Parties will work together during the [***] following the Effective Date to prepare and finalize the Research Plan.  The Research Plan will include [***], which period may be extended upon mutual agreement of the Parties, the cost of which will be borne by BicycleTx.  With respect to the Research Activities:
4.2.1BicycleTx will conduct the Research Activities at no additional cost to Ionis as set forth in the Research Plan including by way of example and without limitation, X-ray crystallography.
4.2.2Any work by BicycleTx requested by Ionis over and above the [***] annually will be discussed in good faith by the parties with a view to agreeing upon an allocation of costs to the applicable activities.  In the event that internal BicycleTx resources are required, the Parties will agree on a commercially reasonable rate payable to BicycleTx.
4.2.3BicycleTx may utilize a contract research organization or other subcontractor (“CRO”) to conduct such activities under the Research Plan, provided that the Parties shall discuss and agree upon the scope of such CRO activities at the JSC, and Ionis shall be responsible for the out of pocket costs incurred in connection with such CRO activities, on a pass-through basis without mark-up.  Subject to Section 3.3, the Parties may amend the Research Plan upon the JSC’s written agreement.  If the Parties (via the JSC) amend the Research Plan to include additional Research or Development work to be conducted by BicycleTx in respect of the TfR1 Bicycles or any Compounds, the Parties will negotiate in good faith to agree upon a commercially reasonable FTE rate payable to BicycleTx for the conduct of such additional activities.
4.2.4Notwithstanding the extent of what is set forth in the Research Plan at any given time, all Research Activities that the Parties agree to conduct under this Agreement that are reflected in the written minutes of the JSC will be deemed to have been conducted under the Research Plan (whether or not specifically set forth therein).
4.3Research Activities.  BicycleTx shall carry out the Research Activities assigned to it in the Research Plan in good scientific manner, in accordance with this Agreement, and in compliance with all Applicable Law.  Through the JSC, Ionis shall provide reasonable assistance requested by BicycleTx in connection with BicycleTx’s performance of the Research Activities.  Following the completion of the Research Activities, BicycleTx shall deliver to Ionis, through the JSC, the results and data arising from such Research Activities and set forth to be delivered to the JSC in the Research Plan.

4.4Development of Licensed Products.  Following completion of the Research Plan, Ionis shall have the sole right and responsibility to Develop and Manufacture, including seeking Regulatory Approvals for, Compounds and Licensed Products in the Field in the Territory, in each case at Ionis’ sole expense.  If BicycleTx terminates Oligo Exclusivity in accordance with Section 4.5.4, such rights and responsibilities shall be limited to Compounds and Licensed Products directed to Collaboration Targets.
4.5Diligence.
4.5.1General.
(a)BicycleTx shall use Commercially Reasonable Efforts to perform the Research Activities assigned to it under the Research Plan.
(b)With respect to [***], Ionis shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for a Licensed Product directed to such Target in at least [***] for use in [***].  Ionis shall have the right to satisfy its diligence obligations under this Section 4.5 through its Affiliates and Sublicensees.
4.5.2Diligence Milestones.  Without limiting the generality of the foregoing Section 4.5.1(b), and subject to Section 4.5.3, Ionis shall:
(a)[***];
(b)[***];
(c)[***]; and
(d)[***].

Notwithstanding anything to the contrary herein, [***].

4.5.3Diligence Milestone Extensions.  The deadlines set forth in Section 4.5.2 may be extended as follows:
(a)to the extent of [***]; or
(b)on a one-time basis [***] the following subsections ((i) – (iv)) by a period of [***] upon payment to BicycleTx of a non-refundable, non-creditable payment of [***] per subsection (the “Diligence Extension Fee”):
(i)[***];
(ii)[***];
(iii)[***]; and
(iv)[***].
(c)Ionis will have the right to extend any deadline set forth in Section 4.5.2 pursuant to Section 4.5.3(a) or 4.5.3(b) by (i) providing BicycleTx with a written notice therefor prior to the date on which such milestone is required to be performed (an “Extension Notice”) and (ii) if such extension is pursuant to (A) Section 4.5.3(a), [***], or (B) Section 4.5.3(b), paying to BicycleTx the Diligence Extension Fee, in each case ((A) and (B)) concurrently with the delivery of such notice provided that any further extensions pursuant to Section 4.5.3(a) will require the Parties to [***]. For clarity, the maximum amount payable to BicycleTx pursuant to Section 4.5.3(b) is [***] (i.e. the milestones could be extended pursuant to the application of all of subclauses (i), (ii) and (iv), or by the application of all of subclauses (ii), (iii) and (iv)).  For example, [***].
4.5.4Failure to Achieve Milestones; Termination of Oligo Exclusivity.
(a)If Ionis fails to meet one or more of the diligence milestones set forth in Section 4.5.2 (as the dates for achievement of such diligence milestones may be extended pursuant to Section 4.5.3), and does not elect to extend such diligence milestones as provided under Section 4.5.3 (or no further extension is available to Ionis), then subject to Section 4.5.4(b), BicycleTx shall have the right, by written notice to Ionis at any time after such failure, to terminate the Oligo Exclusivity effective as of the date of such written notice.
(b)If, before BicycleTx provides written notice to Ionis terminating the Oligo Exclusivity under Section 4.5.4(a), Ionis [***], then BicycleTx shall [***].
(c)Following the termination of Oligo Exclusivity as provided in Section 4.5.4(a), (1) BicycleTx shall continue to be subject to its obligations under Section 2.7, and (2) Ionis’ license under Section 2.1.2 shall terminate but Ionis’ licenses under Sections 2.1.1 and 2.1.3 shall continue without any further action by either Party.
4.6Updates.
4.6.1BicycleTx Updates.  At each regularly scheduled JSC meeting during the performance of the Research Plan, BicycleTx shall provide the JSC with a report detailing its activities under the Research Plan, to the extent then-ongoing, and the results of such activities.  The Parties shall discuss the status, progress, and results of such activities at such JSC meetings.
4.6.2Ionis Updates.  For each Target for which Ionis reaches Target Sanction, Ionis shall notify BicycleTx or the Gatekeeper of the Target within [***] of the Target Sanction decision by Ionis’ RMC.  For each Target for which Ionis is Developing a Licensed Product, on an annual basis during the Term until the grant of Regulatory Approval for a Licensed Product directed to such Target in each of [***], Ionis will provide to BicycleTx annual reports, within [***] after the start of each Calendar Year, summarizing, with respect to activities by Ionis, its Affiliates and Sublicensees: (a) the significant Development activities undertaken and the results achieved with respect to the applicable Licensed Products during the preceding 12-month period and (b) the significant Development activities planned for the applicable Licensed Products during the following 12-month period, provided however that such reports need not be specifically generated in compliance with this section and Ionis may rely on existing reports and internal communications to its Research Management Committee or other executive management, as long as such reports reasonably provide the information set forth the foregoing (a) and (b).  Following the delivery of each report, Ionis will make appropriate personnel reasonably available to BicycleTx during business hours and on reasonable advanced notice to answer questions regarding the information contained in such report in order for BicycleTx to obtain a reasonable understanding regarding the Development status of the applicable Licensed Products.

4.7Technology Transfer.
4.7.1Know-How.  As soon as reasonably practicable following the completion of the Research Plan (and in any event not more than [***] after), BicycleTx shall, and shall cause its Affiliates to, [***], disclose and make available to Ionis (which obligation may include granting personnel designated by Ionis controlled access to an electronic data room), in such form as maintained by BicycleTx in the ordinary course of business, a copy of the BicycleTx Know-How and jointly owned Know-How (to the extent such jointly owned Know-How is in BicycleTx’s possession).  The Parties shall reasonably cooperate to provide a smooth and prompt provision of all such Know-How.
4.7.2Technical Assistance.  BicycleTx shall reasonably assist Ionis and its designee(s) in the use and understanding of the BicycleTx Know-How and jointly owned Know-How provided pursuant to Section 4.7.1 and with respect to such BicycleTx Know-How and jointly owned Know-How, shall provide reasonable technical assistance and make its technical personnel reasonably available to Ionis as necessary for Ionis to Exploit the Compounds and Licensed Products, provided that such technical assistance at BicycleTx’s cost shall not be required to exceed, in the aggregate, a total of [***].  For any assistance requested by Ionis and provided by BicycleTx in excess of [***], Ionis shall reimburse BicycleTx for all reasonable internal costs, at an agreed FTE rate, and out-of-pocket costs incurred by BicycleTx in providing such additional assistance.
4.8Target Exclusivity; Collaboration Targets.
4.8.1Following termination of Oligo Exclusivity by BicycleTx pursuant to Section 4.5.4, Ionis shall retain exclusivity with respect to TfR1 Bicycles for the delivery of ASOs directed to each Collaboration Target (such residual exclusivity, “Target Exclusivity”).  A “Collaboration Target” is each Target that is (a) an Existing Collaboration Target under Section 4.8.2, or (b) designated by Ionis as a Collaboration Target in accordance with Section 4.8.4, and in each case of (a) and (b), is not a Terminated Target.
4.8.2Within [***] following termination of Oligo Exclusivity (such period, the “Ionis Initial Target Designation Period”), Ionis shall provide to BicycleTx and the Gatekeeper written notice specifying the Targets (that are not BicycleTx Excluded Targets) with respect to which Ionis was conducting (a) Research that has [***], or (b) [***] (each, subject to [***], an “Existing Collaboration Target”).  The Gatekeeper shall update the list of Collaboration Targets by the end of the Ionis Initial Target Designation Period.
4.8.3During the [***] period following the expiration of the Ionis Initial Target Designation Period (the “BicycleTx Initial Target Designation Period”), BicycleTx may make a BicycleTx Target Request under Section 4.9, and may place on the Gatekeeper List (i.e. in addition to any BicycleTx Excluded Targets already on the Gatekeeper List) any Target (a) for which BicycleTx commences, during the BicycleTx Initial Target Designation Period, an Internal Development Program (meeting the criteria set forth in Section 1.79(a) and (b)), or (b) that is the subject of [***].
4.8.4At any time after expiration of the BicycleTx Initial Target Designation Period, Ionis may nominate as Collaboration Targets (a) up to [***] additional Targets (in addition to any Targets already designated by Ionis under Section 4.8.2) for which Ionis has [***], (in each case of (i) and (ii) in accordance with the terms of this Agreement and without, for clarity, any requirement that [***]) (each, an “Ionis Research Stage Target”), and/or (b) any Target [***] for which Ionis (or any Third Party to whom Ionis has granted rights in such Target) [***], in each case of (a) and/or (b) by following the procedure set forth in Section 4.8.5.  For clarity, there may be no more than [***] Ionis Research Stage Targets nominated or placed on the Gatekeeper List at any given time, provided that upon Ionis designating a Development Candidate directed to an Ionis Research Stage Target, Ionis may notify the Gatekeeper, and such Target shall thereafter remain a Collaboration Target, but shall no longer be an Ionis Research Stage Target, and Ionis may nominate an additional Ionis Research Stage Target to the Gatekeeper List, subject to (A) any such Target being Available, (B) pre-payment of the IND Acceptance Fee, and (C) the foregoing limit of [***] Ionis Research Stage Targets in total at any time.
4.8.5To nominate an additional Target as a Collaboration Target under Section 4.8.4 subject to Target Exclusivity, Ionis shall provide the Gatekeeper with a confidential written description of the applicable Target (the “Nominated Target”), including, to the extent available, [***] for such Target (the “Target Nomination Notice”).  Within [***] following the Gatekeeper’s receipt of the Target Nomination Notice with respect to a Nominated Target, the Gatekeeper shall verify whether such Nominated Target is an Available Target and notify Ionis in writing (“Target Availability Notice”).  If the Nominated Target is an Available Target on the date that the Gatekeeper receives the applicable Target Nomination Notice, then such Nominated Target shall be designated as a Collaboration Target and shall be subject to Target Exclusivity as of the date of the Gatekeeper’s receipt of the Target Nomination Notice for such Target (the “Target Acceptance Date”) so long as Ionis pre-pays the IND Acceptance Fee for such Target within [***] of receipt of an invoice therefor.  Effective as of the Target Acceptance Date for a Collaboration Target nominated pursuant to this Section 4.8.5, the Parties will have all rights and obligations hereunder in connection with such Collaboration Target (including each Party’s respective rights and obligations under Sections 2.1, 2.5, and 2.7).  For clarity, if Ionis elects, at its discretion, to provide a Target Nomination Notice directly to BicycleTx, rather than to the Gatekeeper, then this Section 4.8.5 shall be deemed to refer to provision of such Target Nomination Notice to BicycleTx, mutatis mutandis.
4.8.6At any time after the expiration of the BicycleTx Initial Target Designation Period, BicycleTx may place on the Gatekeeper List:
(a)up to [***] additional Targets (in addition to the then-current BicycleTx Excluded Targets and any Targets already designated by BicycleTx during the BicycleTx Initial Target Designation Period under Section 4.8.3) for which BicycleTx [***] (each, a “BicycleTx Research Stage Target”);
(b)any Target (without any cap on number) [***]; and/or
(c)any Target that is the subject of [***].

in each case of (a) through (c), subject to BicycleTx first confirming with the Gatekeeper that any such Target is Available in accordance with Section 4.9.  For clarity, (A) any Target placed on the Gatekeeper list pursuant to Section 4.8.6(c) shall not be counted as a BicycleTx Research Stage Target or against the associated limit of [***], regardless of the stage of Research or Development at which rights in such Target are granted to a Third Party, and (B) there may be no more than [***] BicycleTx Research Stage Targets nominated or placed on the Gatekeeper List at any given time, provided that upon BicycleTx designating a Development Candidate directed to an BicycleTx Research Stage Target, BicycleTx may notify the Gatekeeper, and such Target shall remain on the Gatekeeper List but shall no longer be an BicycleTx Research Stage Target, and BicycleTx may nominate an additional BicycleTx Research Stage Target to the Gatekeeper List, subject to (1) any such Target being Available, and (2) the foregoing limit of [***] BicycleTx Research Stage Targets in total at any time.

4.8.7Expanded Role of Gatekeeper.  Promptly following the termination of Oligo Exclusivity, BicycleTx shall expand the engagement of the Gatekeeper for the purposes of performing the applicable functions set forth in this Section 4.8, to include (in addition to the duties set forth in Section 2.2.1): (a) maintaining a list of Targets that are not Available Targets, (b) issuing the Target Availability Notice, (c) maintaining the list of Collaboration Targets, and (d) performing the functions with respect to Bicycle that are set forth in Section 4.9.  [***].  Such engagement shall be on terms consistent with this Agreement and mutually agreeable to the Parties, including provisions relating to confidentiality.
4.8.8Unavailable Targets.  Following the termination of Oligo Exclusivity, if applicable, BicycleTx shall notify the Gatekeeper of any Targets that are not Available Targets (i.e. those falling within Section 4.8.6) promptly, but in no event later than [***] after the Gatekeeper notifies BicycleTx that it has received any Target Nomination Notice, to enable the Gatekeeper to comply with its obligations to Ionis under Section 4.8.  Upon receipt of such notification, the Gatekeeper shall update the Gatekeeper List accordingly.  If any Nominated Target that was not an Available Target at the time of the Target Nomination Notice later becomes an Available Target, the Gatekeeper shall notify Ionis of the Available Target within [***] of the Gatekeeper receiving notice that such Available Target is available and Ionis shall have sole discretion whether such Available Target becomes a Collaboration Target under this Agreement.
4.9BicycleTx Use of Gatekeeper to Clear Targets.  Following the termination of Oligo Exclusivity, if applicable, BicycleTx shall notify the Gatekeeper of any Target(s) that BicycleTx wishes to place on the Gatekeeper List pursuant to Section 4.8.3 or Section 4.8.6 (each, a “BicycleTx Target”) to enable the Gatekeeper to determine whether such BicycleTx Targets are Collaboration Targets (and therefore not Available for BicycleTx).  To screen a BicycleTx Target, BicycleTx shall provide the Gatekeeper with a confidential written description of the applicable Target including, to the extent available, [***] for such Target (“BicycleTx Target Request”).  Within [***] following the Gatekeeper’s receipt of the BicycleTx Target Request with respect to a BicycleTx Target, the Gatekeeper shall verify if such BicycleTx Target is Available and notify BicycleTx in writing.
4.10Subcontracting.  Each Party shall have the right to subcontract any of its Development activities to a Third Party; provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (b) each subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to ARTICLE 8; and (c) each subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work to such Party in accordance with Section 7.1.3(a).
4.11Regulatory Matters.
4.11.1Regulatory Activities.  As between the Parties, Ionis, at its sole expense, shall have the sole right to prepare, obtain, and maintain the Drug Approval Applications (including the setting of the overall regulatory strategy therefor), Regulatory Approvals, and other Regulatory Documentation, and to conduct communications with Regulatory Authorities, for Compounds and Licensed Products in the Territory, provided that following the termination of Oligo Exclusivity (if applicable), Ionis’ right to conduct the foregoing regulatory activities shall apply only to Licensed Products directed to Collaboration Targets (and for clarity, such right with respect to Collaboration Targets shall be a sole right).  Upon Ionis’ request [***], BicycleTx shall provide Ionis with reasonable assistance in obtaining Regulatory Approvals for the Licensed Products, including providing necessary documents or other materials required by Applicable Law to obtain such Regulatory Approvals, provided that such assistance shall be limited to assistance that relates directly to the work BicycleTx conducted pursuant to the Research Plan, and provided further that nothing in this Section 4.11.1 shall obligate BicycleTx to generate any additional data or other Know-How.
4.11.2Recalls.  Ionis shall notify BicycleTx promptly following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Licensed Product in the Territory, and shall include in such notice the reasoning behind such determination and any supporting facts.  Ionis (or its Sublicensee) shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Territory.  If a recall, market suspension, or market withdrawal is mandated by a Regulatory Authority in the Territory, Ionis (or its Sublicensee) shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law.  For all recalls, market suspensions, or market withdrawals undertaken pursuant to this Section 4.11.2, Ionis (or its Affiliate or Sublicensee) shall be solely responsible for the execution thereof, and BicycleTx shall reasonably cooperate in all such recall efforts [***].
4.12Records.  Each of BicycleTx and Ionis shall, and shall ensure that its contractors, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of its Research Activities and Development activities hereunder, which shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement.  Such records shall be retained by BicycleTx or Ionis, as the case may be, for at least [***] after the termination of this Agreement, or for such longer period as may be required by Applicable Law.
Article 5
COMMERCIALIZATION
5.1In General.  Ionis (itself or through its Affiliates or Sublicensees) shall have the sole right and responsibility to Commercialize Licensed Products in the Field in the Territory, at its own expense, provided that following the termination of Oligo Exclusivity (if applicable), Ionis’ right to conduct the foregoing Commercialization activities shall apply only to Licensed Products directed to Collaboration Targets (and for clarity, such right with respect to Collaboration Targets shall be a sole right).
5.2Commercialization Diligence.  For each Target for which Ionis has paid (or, for up to four Targets, as applicable, applied a credit toward) the IND Acceptance Fee (including, for clarity, any Collaboration Target), Ionis shall use Commercially Reasonable Efforts to Commercialize at least [***] following receipt of Regulatory Approval therefor in such Major Market.  With respect to any such Target, if Ionis decides to discontinue the Development or Commercialization of a Compound and Licensed Product in favor of another Compound and Licensed Product directed to such Target, its obligations under this Section 5.2 shall cease with respect to such initial Compound and Licensed Product in favor of such other Compound and Licensed Product directed to such Target.
5.3Commercial Updates.  Ionis shall update BicycleTx on [***] basis regarding its significant Commercialization activities with respect to Licensed Products corresponding to each Target for which Ionis has paid (or, for [***], as applicable, applied a credit toward) the IND Acceptance Fee in the Territory.  Each such update shall summarize Ionis and its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to each such Licensed  Product and Target in the Territory and shall contain information at a level of detail reasonably required by BicycleTx to determine Ionis’

compliance with its diligence obligations set forth herein, provided however that such updates and reports need not be specifically generated in compliance with this section and Ionis may rely on existing reports and internal communications to its Research Management Committee or other executive management, as long as such reports appropriately encompass the information required under this Section 5.3.
5.4Commercial Supply of Compounds and Licensed Products.  As between the Parties, Ionis shall have the sole right and responsibility, at its expense, to Manufacture (or have Manufactured) and supply Compounds and Licensed Products for commercial sale in the Territory by Ionis and its Affiliates and Sublicensees.  If BicycleTx terminates Oligo Exclusivity in accordance with Section 4.5.4, such rights and responsibilities shall be limited to Compounds and Licensed Products directed to the Collaboration Targets.
Article 6
PAYMENTS AND RECORDS
6.1Upfront Payment.  Within [***] after the Effective Date, Ionis shall pay to BicycleTx a one-time, non-refundable, non-creditable (except as set forth in Section 6.3) payment in the amount of Thirty-One Million Dollars ($31,000,000).  The Parties acknowledge and agree that the Three Million Dollar ($3,000,000) Option Fee (as defined in the Option Agreement) paid to BicycleTx by Ionis pursuant to Section 4.1 of the Option Agreement has been fully credited against the total agreed upfront payment under this Agreement of Thirty-Four Million Dollars ($34,000,000).
6.2Equity Consideration.  In partial consideration for the rights granted by BicycleTx under this Agreement, Bicycle Therapeutics plc and Ionis will enter into a Stock Purchase Agreement in the form set forth as Exhibit 6.2, pursuant to which Bicycle Therapeutics plc will issue to Ionis a number of Ordinary Shares equal to Eleven Million Dollars ($11,000,000) divided by the Share Value in accordance with the terms set forth therein (as the terms Ordinary Shares and Share Value are defined in the Stock Purchase Agreement).
6.3IND Acceptance Fee.  On a Target-by-Target basis, within [***] after IND Acceptance for the first Licensed Product directed to such Target being Developed by Ionis, its Affiliates or Sublicensees, Ionis shall pay to BicycleTx a one-time, non-refundable, non-creditable payment in the amount of [***] (the “IND Acceptance Fee”); provided, however, that Ionis will have a credit up to [***] (the “IND Acceptance Credit”), which shall be deemed included in (and pre-paid pursuant to) the upfront payment paid to BicycleTx under Section 6.1, and may be applied against the IND Acceptance Fee for the first Licensed Product directed to each of up to [***] Targets.  For clarity, Ionis shall not be required to apply the IND Acceptance Credit against the first four Targets (and associated Licensed Products), and shall have sole discretion in determining, on a Licensed Product-by-Licensed Product basis, whether it wishes to pay the IND Acceptance Fee in cash, or apply a portion of the remaining IND Acceptance Credit against such Licensed Product, until the full amount of the IND Acceptance Credit has been exhausted.  If Oligo Exclusivity expires, and Ionis has, at such time, not exhausted the IND Acceptance Credit, Ionis may apply any remaining amount against any prepayment of the IND Acceptance Fee for Targets that Ionis designates to be Collaboration Targets pursuant to Section 4.8.2.  For clarity, if this Agreement is terminated prior to the exhaustion of the IND Acceptance Credit, BicycleTx will not be required to refund any unused portion of the IND Acceptance Credit to Ionis.

6.4Development and Regulatory Milestones.
6.4.1Development and Regulatory Milestone Payments.  In partial consideration of the rights granted by BicycleTx to Ionis under this Agreement and subject to the terms and conditions set forth in the remainder of this Section 6.4, on a Target-by-Target basis, Ionis shall pay to BicycleTx the non-refundable, non-creditable milestone payment set forth in the table below upon the first achievement of the corresponding milestone event by a Licensed Product directed to such Target by or on behalf of Ionis or its Affiliates or Sublicensees:
Milestone Event (payable for the first Licensed Product directed to a given Target)		Milestone Payment Amount
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]

6.4.2One-Time Payment per Target; Deemed Achievement.  For clarity, the foregoing milestone payments shall be payable one-time only with respect to each Target, regardless of the number of Licensed Products directed to such Target to achieve such milestone event.  For further clarity, milestone #1 shall be deemed achieved and payable, if not already achieved, upon achievement of any of milestones #2, #3, or #4 by a Licensed Product directed to the same Target.
6.4.3Ultra-Rare Disease Product Delay in Payment.  Notwithstanding the foregoing, with respect to the achievement of any of the foregoing milestone events by an Ultra-Rare Disease Product, Ionis’ payment to BicycleTx of the corresponding milestone payments will be deferred until the first to occur of [***].
6.4.4Notice and Payment.  Ionis shall notify BicycleTx within [***] after achieving any milestone event set forth in the table above.  Except as otherwise provided in Section 6.4.3 with respect to an Ultra-Rare Disease Product, Ionis shall pay to BicycleTx the applicable milestone payment within [***] after receipt of an invoice for the achievement of the applicable milestone event.

6.5Collaboration Milestones.
6.5.1Collaboration Milestone Payments.  In partial consideration of the rights granted by BicycleTx to Ionis hereunder and subject to the terms and conditions set forth in the remainder of this Section 6.5, Ionis shall pay to BicycleTx the following one-time, non-refundable, non-creditable milestone payments set forth in the table below following the end of the Calendar Quarter in which the first achievement by or on behalf of Ionis, its Affiliates or Sublicensees of the corresponding milestone event occurred:
[***]		Milestone Payment Amount
1.	[***]	[***]
2.	[***]	[***]

6.5.2Notice and Payment.  Ionis shall notify BicycleTx within [***] following the end of the Calendar Quarter in which such milestone event in the table above was achieved.  Ionis shall pay to BicycleTx the applicable milestone payment within [***] after receipt of an invoice for the achievement of the applicable milestone event.
6.6Royalties.
6.6.1Royalty Rates.  As further consideration for the rights granted to Ionis under this Agreement, subject to the remainder of this Section 6.6, during the Royalty Term, Ionis shall make quarterly, non-refundable (except as the result of an overpayment under Section 6.11), non-creditable royalty payments to BicycleTx on the annual Net Sales of each Licensed Product sold by or on behalf of Ionis, its Affiliates or Sublicensees in the Territory at the applicable rate set forth below:
Annual Net Sales in the Territory of a given Licensed Product in a Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]
6.6.2Royalty Term.  Royalties shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory from the First Commercial Sale of such Licensed Product in a country by or on behalf of Ionis, its Affiliates, or Sublicensees, until the expiration of the Royalty Term for such Licensed Product in such country.
6.6.3Permitted Reductions.
(a)On a Licensed Product-by-Licensed Product basis, if [***] to the extent necessary such that [***] for such Licensed Product in such Calendar Quarter, after giving effect to [***];

provided that during the [***] following the First Commercial Sale of such Licensed Product in [***] (each such period, a “Royalty Floor Period”) in no event will the foregoing operate to reduce the royalty paid to BicycleTx on the Net Sales of such Licensed Product in any [***] of the amount that BicycleTx otherwise would have received on the Net Sales of such Licensed Product in [***] had no such reduction occurred.
(b)If following the Royalty Floor Period the amount of royalties paid to BicycleTx by Ionis is reduced as described in Section 6.6.3(a), Ionis will also pay to BicycleTx [***] sale of the applicable Licensed Product following the Royalty Floor Period until [***] of the amount that BicycleTx [***] after the Royalty Floor Period minus (ii) the royalty payments received by BicycleTx for such Net Sales in such countries.  [***].  For instance, [***].  At the end of the quarter, [***].

Notwithstanding the foregoing, Ionis will use commercially reasonable efforts to obtain a minimum of a [***] royalty from its Sublicensees so that no reduction to the royalty payable to BicycleTx pursuant to Section 6.6.3(a) is implemented.

(c)Except as set forth in the foregoing Section 6.6.3(a), the royalties payable by Ionis to BicycleTx pursuant to Section 6.6.1 shall [***].
6.7Royalty Payments and Reports.  Ionis shall calculate all amounts payable to BicycleTx pursuant to Section 6.6 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 6.8.  Ionis shall pay to BicycleTx the royalty amounts due with respect to a given Calendar Quarter within [***] after the end of each Calendar Quarter.  Each payment of royalties due to BicycleTx shall be accompanied by a report setting forth the Net Sales of the Licensed Products by Ionis and its Affiliates and Sublicensees in the Territory in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including [***].
6.8Mode of Payment.  All payments to BicycleTx under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as BicycleTx may from time to time designate by written notice to Ionis.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s, or Sublicensee’s standard conversion methodology consistent with Accounting Standards.
6.9Taxes.
6.9.1Taxes on Income.  Except as provided herein, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.
6.9.2Withholding Amounts.  If any sum due to be paid to BicycleTx under this Agreement is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty.  If there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, Ionis shall remit such withholding or similar tax to the appropriate government authority and any tax paid or required to be withheld by Ionis for the benefit of BicycleTx on account of any payments to BicycleTx under this Agreement will be deducted from the amount of royalties or other payments otherwise due.  Ionis will secure and send to BicycleTx the best available proof of any such taxes so withheld and paid by Ionis for the benefit of BicycleTx.  If withholding or similar taxes are paid to a government authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of the withheld or similar taxes, or to obtain a credit with respect to such taxes paid.
6.9.3Withholding Actions. Notwithstanding the foregoing, the Parties acknowledge and agree that if Ionis (or its assignee pursuant to Section 12.9) is required by Applicable Law to withhold taxes in respect of any amount payable under this Agreement, and if such withholding obligation arises as a result any action by Ionis, including any assignment of this Agreement by Ionis as permitted under Section 12.9, a change in tax residency of Ionis, or payments arise or are deemed to arise through a branch of Ionis and such withholding taxes exceed the amount of withholding taxes that would have been applicable if such action had not occurred (each, an “Ionis Withholding Tax Action”), then, notwithstanding anything to the contrary herein, any such amount payable to BicycleTx under this Agreement shall be increased to take into account such increased withholding taxes as may be necessary so that, after making all required withholdings, BicycleTx (or its assignee pursuant to Section 12.9) receives an amount equal to the sum it would have received had no such Ionis Withholding Tax Action occurred.  BicycleTx shall (a) use its commercially reasonable efforts to obtain an exemption of such withheld amounts to the extent practicable under Applicable Law and (b) cooperate with Ionis, at Ionis’ reasonable expense, to obtain a reduction or refund of such withheld amounts.  Notwithstanding the foregoing, the Parties acknowledge and agree that as of the date of this Agreement and under Applicable Laws, no withholding tax will be applicable to payments made to BicycleTx pursuant to this Agreement provided BicycleTx provides Ionis with a completed IRS form W-8BEN-E claiming the benefits of the United States – United Kingdom Income Tax Convention.  The failure by BicycleTx to provide the tax forms described herein shall not relieve Ionis (or its assignee pursuant to Section 12.9) of its obligations pursuant to this Section 6.9.3 unless Ionis has requested the applicable tax forms in writing sufficiently in advance of a payment so as to allow the BicycleTx a reasonable amount of time to obtain and provide the required forms. Notwithstanding the foregoing, if the increase in the withholding tax is directly a result of the transfer or assignment by BicycleTx of any intellectual property or a portion of the rights under this license Ionis will only be obligated to pay BicycleTx such gross up to the extent such transfer or assignment by BicycleTx did not cause such increase in the withholding tax.
6.9.4Tax Credits.  During the Term, to the extent of, and if directly as a result of, an additional payment paid to BicycleTx pursuant to Section 6.9.3, BicycleTx is able to utilize a foreign tax credit or claim a deduction in the year of any such payment or any later year to actually reduce otherwise payable cash taxes, BicycleTx will refund to Ionis an amount equal to the actual cash tax savings obtained by BicycleTx directly related to the increased payment BicycleTx received pursuant to Section 6.9.3 as reasonably determined in good faith by BicycleTx and supported by BicycleTx’s tax records.  Except in the case of a dispute between the Parties under this Section 6.9.4, BicycleTx will not be required to provide Ionis with any tax returns or other confidential tax, accounting, or financial information.
6.10Interest on Late Payments.  If any undisputed payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment, but excluding the period during which termination is tolled pursuant to Section 11.3.1) at [***], such interest to run from the date [***] until [***].  For the purposes of this Agreement, [***].
6.11Audit.  Ionis shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit BicycleTx to confirm the accuracy of any milestone payment due under Section 6.5 and royalty payment due under Section 6.6.  Ionis will keep such books and records for [***] following the Calendar Year to which they pertain, or such longer period of time as may be required by Applicable Law.  Upon reasonable prior notice and during regular business hours at such place or places where such records are customarily kept, such records may be inspected on BicycleTx’s behalf by an independent certified public accountant (the “Auditor”) selected by BicycleTx and reasonably acceptable to Ionis for the sole purpose of verifying for BicycleTx the accuracy of any payments made, or required to be made, to BicycleTx pursuant to this Agreement.  Before beginning its audit, the Auditor shall execute an undertaking reasonably acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit.  Such audits shall be limited to [***] each Calendar Year and [***].  Such auditor shall not disclose Ionis’ Confidential Information to BicycleTx except to the extent necessary to confirm the accuracy of the financial reports and payments furnished by Ionis under this Agreement and the amount of any discrepancies.  If the final result of the inspection reveals an undisputed underpayment, the underpaid amount shall be paid within [***] after the Auditor’s report.  If the final result of the inspection reveals an undisputed overpayment, the overpaid amount shall be applied as a credit against future royalty payments by Ionis.  BicycleTx shall bear the full cost of such audit unless such audit reveals an underpayment owed by Ionis of more than [***] from the reported amounts, in which case Ionis shall bear the cost of such audit.
Article 7
INTELLECTUAL PROPERTY
7.1Ownership of Intellectual Property.
7.1.1United States Law.  The determination of whether an Invention is discovered, made, conceived, or reduced to practice by a Party for the purpose of allocating proprietary rights (including Patent, copyright, or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States.
7.1.2Inventions.
(a)Sole Ownership. As between the Parties, (i) BicycleTx, or an Affiliate designated by BicycleTx, shall own all right, title, and interest in and to any and all TfR1 BicycleTx Inventions and (ii) with respect to all other Inventions, each Party shall solely own any Inventions made solely by its and its Affiliates’ employees, agents, or independent contractors.
(b)Joint Ownership.  Subject to Section 7.1.2(a)(i), the Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one Party and its Affiliates together with employees, agents, or independent contractors of the other Party and its Affiliates (“Joint Inventions”).  Subject to the licenses granted under Section 2.1 and Section 2.3, and BicycleTx’s Exclusivity Obligations hereunder, each Party shall have the right to Exploit the Joint Patents and Joint Inventions without a duty of seeking consent from or accounting to the other Party.
7.1.3Assignment Obligation.
(a)Each Party shall cause all Persons who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any Inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit, and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

(b)Ionis will promptly disclose to BicycleTx in writing any TfR1 BicycleTx Inventions made (either solely or jointly) by Persons (other than BicycleTx) who perform activities for Ionis under this Agreement.  Ionis, for itself and on behalf of its Affiliates, hereby assigns (and to the extent a present assignment of future rights is prohibited by Applicable Law, hereby agrees to and shall assign) to BicycleTx all of its right, title, and interest in and to any and all TfR1 BicycleTx Inventions (and any BicycleTx Patents relating thereto).  Ionis will execute and record assignments and other necessary documents consistent with such ownership promptly upon BicycleTx’s request.
(c)Each Party will promptly disclose to the other Party, in writing, the conception, discovery, development, generation, making or creation of any Joint Inventions made by Persons who perform activities for it under this Agreement.  Each Party will execute and record assignments and other necessary documents consistent with such ownership promptly upon such other Party’s request.
7.2Patent Prosecution and Maintenance.
7.2.1BicycleTx Patents other than BicycleTx Product Patents.
(a)BicycleTx shall have the sole right, but not the obligation, through the use of internal or outside counsel of its choice, to prepare, file, prosecute, and maintain (a) the BicycleTx Platform Patents, and (b) the BicycleTx Patents that do not Cover any Compound or Licensed Product worldwide, at BicycleTx’s expense.
(b)BicycleTx shall have the first right, but not the obligation, through the use of internal or outside counsel of its choice, to prepare, file, prosecute, and maintain any BicycleTx Patent that Cover any Compound or Licensed Product, but which Patent is not a BicycleTx Product Patent (each, a “BicycleTx Relevant Patent”) worldwide, at BicycleTx’s expense.  With respect to any BicycleTx Relevant Patents that [***], BicycleTx shall keep Ionis reasonably informed of all material steps with regard to the preparation, filing, prosecution, and maintenance of any such claims of such BicycleTx Relevant Patents, including by providing Ionis with a copy of material communications to and from any patent authority in the Territory regarding such claims of such BicycleTx Relevant Patents, and by providing Ionis drafts of any material filings to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings so as to allow for a reasonable opportunity for Ionis to review and comment on such claims.  Upon Ionis’ request during the Term, BicycleTx shall use reasonable efforts, to the extent reasonably practicable under applicable patent law, to separate [***] from any BicycleTx Relevant Patent, and to file one or more divisional or continuation patent applications that [***] shall be deemed BicycleTx Product Patents hereunder as of the date of filing, and shall thereafter be subject to Section 7.2.3.  For clarity, all Patents that issue from such [***], shall be included as BicycleTx Product Patents under this Agreement.
(c)If, in the reasonable opinion of BicycleTx’s patent counsel, [***], BicycleTx shall consider in good faith the requests and suggestions of Ionis with respect to such BicycleTx drafts and with respect to strategies for filing and prosecuting such Patents in the Territory.  If BicycleTx decides not to prosecute, or maintain any BicycleTx Relevant Patents that [***] in a country or other jurisdiction in the Territory, BicycleTx shall provide reasonable prior written notice to Ionis of such intention (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such BicycleTx Relevant Patents that [***] in such country or other jurisdiction), and BicycleTx shall reasonably consider a request by Ionis to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Patent at its sole cost and expense in such country or other jurisdiction.  For clarity, BicycleTx shall [***].  If BicycleTx grants its consent to Ionis’

assumption of such activities, Ionis shall assume the responsibility and control for the preparation, filing, prosecution, and maintenance of such BicycleTx Relevant Patent.  In such event, Bicycle shall reasonably cooperate with Ionis with respect to such Patent in such country or other jurisdiction as provided under Section 7.2.4.
7.2.2Ionis Patents.  Ionis shall have the sole right, but not the obligation, through the use of internal or outside counsel, to prepare, file, prosecute, and maintain the Ionis Patents, BicycleTx Product Patents, and Joint Product Patents worldwide, at Ionis’ expense.
7.2.3BicycleTx Product Patents and Joint Patents.  Ionis shall have the first right, but not the obligation, through the use of internal counsel, or outside counsel reasonably acceptable to BicycleTx, to prepare, file, prosecute, and maintain the BicycleTx Product Patents and the Joint Patents worldwide, at Ionis’ expense.  Ionis shall keep BicycleTx reasonably informed of all material steps with regard to the preparation, filing, prosecution, and maintenance of the BicycleTx Product Patents and Joint Patents, including by providing BicycleTx with a copy of material communications to and from any patent authority in the Territory regarding such Patents, and by providing BicycleTx drafts of any material filings to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings so as to allow for a reasonable opportunity for BicycleTx to review and comment thereon.  Ionis shall consider in good faith the requests and suggestions of BicycleTx with respect to such Ionis drafts and with respect to strategies for filing and prosecuting such Patents in the Territory.  If Ionis decides not to prepare, file, prosecute, or maintain any BicycleTx Product Patent or Joint Patent in a country or other jurisdiction in the Territory, Ionis shall provide reasonable prior written notice to BicycleTx of such intention (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such BicycleTx Product Patent or Joint Patent in such country or other jurisdiction), and BicycleTx shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Patent at its sole cost and expense in such country or other jurisdiction.  Upon BicycleTx’s written acceptance of such option, BicycleTx shall assume the responsibility and control for the preparation, filing, prosecution, and maintenance of such BicycleTx Product Patent or Joint Patent, as applicable.  In such event, Ionis shall reasonably cooperate with BicycleTx with respect to such Patent in such country or other jurisdiction as provided under Section 7.2.4. Notwithstanding the foregoing, following the termination of Oligo Exclusivity, BicycleTx shall assume sole responsibility for the prosecution and maintenance of BicycleTx Product Patents that solely Cover Licensed Products and Compounds directed to any Target that is not a Collaboration Target, and Ionis will reasonably cooperate with BicycleTx to transfer responsibility for such prosecution and maintenance activities to BicycleTx for any such BicycleTx Product Patents promptly following the loss of Oligo Exclusivity.
7.2.4Cooperation.  The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of the Product Patents and Joint Patents in the Territory under this Agreement.  Cooperation shall include:
(a)without limiting any other rights and obligations of the Parties under this Agreement, cooperating with respect to the timing, scope, and filing of such Patents to preserve and enhance the patent protection for Compounds and Licensed Products, including the manufacture and use thereof;
(b)executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (i) effectuate the ownership of intellectual property set forth in Section 7.1.2; (ii) enable the other Party to apply for and to prosecute Patent applications in the Territory; and (iii) obtain and maintain any Patent extensions, supplementary protection certificates, and the like with respect to the Product Patents and Joint Patents in the Territory, in each case ((i), (ii), and (iii)) to the extent provided for in this Agreement;
(c)consistent with this Agreement, assisting in any license registration processes with applicable governmental authorities that may be available in the Territory for the protection of a Party’s interests in this Agreement; and
(d)promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any such Patents in the Territory.
7.2.5CREATE Act. It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC § 102(c) (AIA) or 35 USC § 103(c) (pre-AIA).  In the event that either Party to this Agreement intends to overcome a rejection of a claimed invention within the Joint Patents or Product Patents under this Agreement pursuant to the provisions of 35 USC § 102(c) or 35 USC § 103(c), such Party shall first obtain the prior written consent of the other Party.  Following receipt of such written consent, such Party shall limit any amendment to the specification or statement to the patent office with respect to this Agreement to that which is strictly required by 35 USC § 102(c) or 35 USC § 103(c) and the rules and regulations promulgated thereunder and which is consistent with the terms and conditions of this Agreement.  If the Parties agree that, in order to overcome a rejection of a claimed invention within the Joint Patents or Product Patents pursuant to the provisions of the CREATE Act, the filing of a terminal disclaimer is required or advisable, the Parties shall first agree on terms and conditions under which the patent application subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, if and to the extent that the Parties have not previously agreed to such terms and conditions.  If Ionis enters into an agreement with a Third Party with respect to the further Research, Development, or Commercialization of a Compound or Licensed Product, BicycleTx shall, upon Ionis’ request, similarly enter into such agreement with such Third Party for the purposes of furthering the Parties’ objectives under this Agreement, provided that such agreement is consistent with the rights of BicycleTx under this Section 7.2.5 and does not place any material obligation on BicycleTx.
7.2.6Patent Term Extension and Supplementary Protection Certificate.  Ionis shall have authority and sole discretion for making decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Ionis Patents, Product Patents, and Joint Patents in any country or other jurisdiction and for applying for any extension or supplementary protection certificate with respect to such Patents in the Territory.  BicycleTx shall provide prompt and reasonable assistance, as requested by Ionis, including by taking such action as patent holder as is required under any Applicable Law to obtain such patent extension or supplementary protection certificate.  If Ionis desires that a patent term extension should be applied for a BicycleTx Patent other than a BicycleTx Product Patent, BicycleTx and Ionis shall discuss in good faith such patent term extension, provided that such decision shall be at BicycleTx’s sole discretion.  Ionis shall pay all expenses (including any expenses incurred by BicycleTx) with respect to obtaining any extension or supplementary protection certificate in the Territory requested by Ionis.
7.2.7Patent Listings.  Ionis will have the sole right to make all filings with Regulatory Authorities in the Territory with respect to Ionis Patents, Product Patents, and Joint Patents, including as required or allowed under Applicable Law, provided that with respect to Joint Patents and BicycleTx Product Patents, such right shall be solely with respect to Licensed Products.  Ionis shall notify BicycleTx in writing of any BicycleTx Patents other than BicycleTx Product Patents that it intends to list with

Regulatory Authorities related to the Licensed Products and, prior to filing any such listing, consult with and consider in good faith the requests and suggestions of BicycleTx regarding the same.
7.3Patent Enforcement.
7.3.1BicycleTx Patents other than BicycleTx Product Patents.  Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of a BicycleTx Patent other than a BicycleTx Product Patent by a Third Party in the Territory of which such Party becomes aware based on the development or commercialization of, or an application to market a product containing, a Compound or a Licensed Product in the Territory.  BicycleTx shall have the sole right, but not the obligation, to prosecute any such infringement involving any claims of BicycleTx Patents (other than BicycleTx Product Patents) for which it is responsible for prosecution and maintenance activities pursuant to Section 7.2.1, at its sole expense and BicycleTx shall retain control of prosecution of each such claim, suit, or proceeding. For clarity, Ionis shall have the first right, but not the obligation to prosecute any such infringement of BicycleTx Patents for which Ionis has assumed responsibility for prosecution and maintenance pursuant to Section 7.2.1.
7.3.2Ionis Patents, Product Patents, and Joint Patents.
(a)Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of an Ionis Patent, a Product Patent, or a Joint Patent by a Third Party in the Territory of which such Party becomes aware (including alleged or threatened infringement based on the development or commercialization of, or an application to market a product containing, a Compound or Licensed Product in the Territory).
(b)Ionis shall have the sole right, but not the obligation, to prosecute any such infringement of Ionis Patents in the Territory at its sole expense, and Ionis shall retain control of the prosecution of such claim, suit, or proceeding.
(c)Ionis shall have the first right, but not the obligation, to prosecute any such infringement of BicycleTx Product Patents and Joint Patents, in each case for which it is responsible for prosecution and maintenance activities under Section 7.2.3, in each case in the Territory at its sole expense, and Ionis shall retain control of the prosecution of such claim, suit, or proceeding.  If Ionis prosecutes any such infringement, BicycleTx shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided that Ionis shall retain control of the prosecution of such claim, suit, or proceeding.  If Ionis does not take commercially reasonable steps to prosecute the alleged or threatened infringement in the Territory with respect to any such BicycleTx Product Patent or Joint Patent (i) within [***] following the first notice provided above with respect to such alleged infringement, or (ii) [***] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then BicycleTx may prosecute the alleged or threatened infringement in the Territory at its own expense.  For clarity, BicycleTx shall have the first right, but not the obligation to prosecute any such infringement of Joint Patents and BicycleTx Product Patents for which BicycleTx has assumed responsibility for prosecution and maintenance, including any such BicycleTx Product Patents following termination of Oligo Exclusivity.
7.3.3Cooperation.  The Parties agree to cooperate fully in any infringement action pursuant to this Section 7.3.  To the extent necessary for a Party to bring such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action.  Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 7.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any patent infringement litigation under this Section 7.3 in a manner that materially diminishes or has a material adverse effect on the rights or interest of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party.  The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.
7.3.4Recovery.  Any recovery realized as a result of such litigation described in Section 7.3.1 or Section 7.3.2 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses).  Any remainder after [***].
7.4Infringement Claims by Third Parties.  If the manufacture, sale, or use of a Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Ionis (or its Affiliates or Sublicensees), Ionis shall promptly notify BicycleTx thereof in writing.  Ionis shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense, using counsel of its own choice.  BicycleTx may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense.  Without limitation of the foregoing, if Ionis finds it necessary or desirable to join BicycleTx as a party to any such action, BicycleTx shall, at Ionis’ expense, execute all papers and perform such acts as reasonably required.  If Ionis elects (in a written communication submitted to BicycleTx within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit, or proceeding, within such time periods so that BicycleTx is not prejudiced by any delays, BicycleTx may conduct and control the defense of any such claim, suit, or proceeding at its own expense.  Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding.  Any recoveries by Ionis of any sanctions awarded to Ionis and against a party asserting a claim being defended under this Section 7.4 shall be applied first to reimburse each Party for its reasonable out-of-pocket costs of defending or participating in such claim, suit, or proceedings, on a pro rata basis.  The balance of any such recoveries shall [***].
7.5Invalidity or Unenforceability Defenses or Actions.
7.5.1Notice.  Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the BicycleTx Patents that Cover a Compound or Licensed Product, Ionis Patents, or Joint Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.
7.5.2BicycleTx Patents other than BicycleTx Product Patents.  BicycleTx shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the BicycleTx Patents other than the BicycleTx Product Patents at its own expense in the Territory.
7.5.3Ionis Patents.  Ionis shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Ionis Patents at its own expense in the Territory.
7.5.4BicycleTx Product Patents and Joint Patents.  Ionis shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the BicycleTx Product Patents and Joint Patents at its own expense in the Territory, in each case for which it is responsible for prosecution and maintenance activities under Section 7.2.3.  BicycleTx may participate in any such claim, suit, or proceeding in the Territory related to the BicycleTx Product Patents and Joint Patents with counsel of its choice at its own expense; provided that Ionis shall retain control of the defense in such claim, suit, or proceeding.  If Ionis elects not to defend or control the defense of the BicycleTx Product Patents or Joint Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then BicycleTx may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided, that BicycleTx shall obtain the written consent of Ionis prior to settling or compromising such defense, such consent not to be unreasonably withheld, conditioned, or delayed.  For clarity, BicycleTx shall have the first right, but not the obligation to defend and control the defense of the validity and enforceability of BicycleTx Product Patents and Joint Patents for which BicycleTx has assumed responsibility for prosecution and maintenance, including any such BicycleTx Product Patents following termination of Oligo Exclusivity.
7.5.5Cooperation.  Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 7.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours.  In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party, shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim.  In connection with the activities set forth in this Section 7.5, each Party shall consult with the other as to the strategy for the defense of the BicycleTx Patents, Ionis Patents, and Joint Patents.
7.6Inventor’s Remuneration.  Each Party shall be solely responsible for any remuneration that may be due such Party’s inventors under any applicable inventor remuneration laws.
7.7Common Interest.  All information exchanged between the Parties regarding the prosecution, maintenance, enforcement and defense of Patents under this ARTICLE 7 will be deemed to be Confidential Information of the disclosing Party.  In addition, the Parties acknowledge and agree [***].  The Parties agree and acknowledge [***].  Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this ARTICLE 7 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement or disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.
Article 8
Confidentiality AND Non-Disclosure
8.1Confidentiality Obligations.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for [***] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, and each Party shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement except as permitted herein.  Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights and performing its obligations under this Agreement.  Each Party will use at least the same standard of care as it uses to protect its own proprietary or confidential information

(but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information.  Each Party will promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information.

8.2Exceptions.  The obligations of confidentiality and non-use set forth in Section 8.1 above shall not apply to any information that the receiving Party can demonstrate by written evidence:
8.2.1is already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party;
8.2.2is now, or hereafter becomes, generally available to the public or otherwise part of the public domain through no fault of the receiving Party;
8.2.3is disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or
8.2.4was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

8.3Permitted Disclosures.
8.3.1Pursuant to Applicable Law.  Each Party may disclose Confidential Information to the extent that such disclosure is, in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation, or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial, or local governmental body of competent jurisdiction, provided that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [***] notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information.  If no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed; for clarity, disclosures required in the reasonable opinion of the receiving Party’s legal counsel to the U.S. Securities and Exchange Commission (or equivalent foreign agency) shall be subject to the following Section 8.3.2.
8.3.2Securities Exchange Filings.  The Parties acknowledge that either or both Parties (or its Affiliates) may be obligated to make one or more filings (including to file a copy of this Agreement or Stock Purchase Agreement) with the U.S. Securities and Exchange Commission (or equivalent foreign agency) or a governmental authority. Each Party will be entitled to make such a required filing, provided that if such filing includes a copy of this Agreement it will (a) submit in connection with such filing a copy of this Agreement in a form mutually agreed by the Parties in advance or, if, despite the reasonable efforts of the filing Party a form mutually agreed by the Parties cannot be agreed in advance, redacted to the extent permitted by Applicable Law, based on advice of filing Party’s counsel (the “Redacted Agreement”), (b) request, and use reasonable efforts consistent with Applicable Laws to obtain, confidential treatment of all terms redacted in the Redacted Agreement, for a period of at least [***], (c) unless otherwise agreed in writing by the other Party, request an appropriate extension of the term of the confidential treatment period if legally justifiable.  For clarity, following a request from a governmental authority to change the redactions requested by a Party in the Redacted Agreement, a Party will not be in breach of this Section 8.3.2 for unredacting those redactions rejected by the applicable governmental authority, provided that such Party shall provide the other Party with a notice of the required change(s) and a copy of the revised redactions.  Each Party will be responsible for its own legal and other external costs in connection with any such filing, registration, or notification.
8.3.3Additional Permitted Disclosures.  In addition to disclosures pursuant to Sections 8.3.1 and 8.3.2 and as otherwise expressly permitted by this Agreement, each Party may disclose Confidential Information belonging to the other Party if and to the extent such disclosure is reasonably necessary in the following instances:
(a)under appropriate conditions of confidentiality and on a need-to-know basis to its legal and financial advisors;
(b) under appropriate conditions of confidentiality in connection with an actual or potential (i) permitted license or sublicense of its rights hereunder, (ii) debt, lease, or equity financing of such Party, (iii) merger, acquisition, consolidation, share exchange, or other similar transaction involving such Party and a Third Party, and (iv) co-funding or financing arrangement, provided that in each case ((i) to (iv)) the receiving Party takes reasonable and lawful actions to minimize the degree of such disclosure;
(c)under appropriate conditions of confidentiality to any Third Party that is or may be engaged to perform services in connection with the Development, Manufacturing, or Commercialization of the Licensed Products as necessary to enable such Third Party to perform such services;
(d)to any government agency or authority in connection with seeking government funding, support, or grants;
(e)filing, prosecuting, and maintaining Patents, and prosecuting and defending litigation, in each case as permitted by this Agreement;
(f)obtaining and maintaining Regulatory Approvals for, and conducting preclinical studies or Clinical Trials of, Licensed Products that such Party has a license or right to Develop or Commercialize under this Agreement in a given country or jurisdiction; and
(g)in the case of Confidential Information pertaining to TfR1 Bicycles, BicycleTx may disclose such information to [***], and provided that BicycleTx does not [***].
8.4Use of Name.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 8.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than five Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

8.5Press Releases.  The Parties agree to issue separate, mutually approved press releases at or shortly after the Effective Date within the time-period as required by relevant securities laws.  It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof.  Notwithstanding the foregoing, neither Party may unreasonably withhold, condition, or delay consent to such releases by more than five Business Days, and either Party may issue such press releases or make such disclosures to the U.S. Securities and Exchange Commission (or equivalent foreign agency) as it determines, based on advice of counsel, is reasonably necessary to comply with Applicable Laws or for appropriate market disclosure.  Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable, and to the extent possible, at least [***] prior to such disclosure.  Following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance with this Section 8.5.
8.6Publications.  During the Term, the disclosure by either Party relating to any Compound or Licensed Product in any publication or presentation shall be in accordance with the procedure set forth in this Section 8.6.  A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least [***] prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes to the Publishing Party that it reasonably believes are necessary to continue to maintain such Party’s Confidential Information in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within [***] after receipt of the copy of the proposed publication or presentation, that such publication or presentation in its reasonable judgment (a) contains an Invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (b) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreed period of time.  In the case of Inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such Invention, and in no event less than [***] from the date of the Publishing Notice.
8.7Destruction or Return of Confidential Information.  Upon the effective date of the termination of this Agreement for any reason, each Party shall, as soon as reasonably practicable, with respect to Confidential Information to which such Party does not retain rights under the surviving provisions of this Agreement,  either return to the disclosing Party or destroy (at the receiving Party’s election) all copies of such Confidential Information in the possession of the receiving Party, and confirm such destruction or complete return in writing to the disclosing Party, provided that the receiving Party shall be permitted to retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes. Notwithstanding the foregoing, the receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such Party’s standard archiving and back-up procedures, but not for any other use or purpose.  If the termination this Agreement is with respect to one or more Terminated Targets but not in its entirety, the obligations under this Section 8.7 shall apply solely to the extent the applicable Confidential Information of the disclosing Party relates to such Terminated Targets and Terminated Assets, as applicable, and to the extent that such Confidential Information cannot be separated from information that relates to Targets and Licensed Products and Compounds other than the Terminated Targets and Terminated Assets, the receiving Party shall have no rights to use or disclose such Confidential Information in connection with Terminated Assets or Terminated Targets following the effective date of termination.

Article 9
REPRESENTATIONS AND Warranties
9.1Mutual Representations and Warranties.  BicycleTx and Ionis each represents and warrants to the other, as of the Effective Date, as follows:
9.1.1Organization.  It is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority, to execute, deliver, and perform this Agreement.
9.1.2Authorization.  The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.
9.1.3Binding Agreement.  This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).
9.1.4No Inconsistent Obligation.  It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.
9.2Additional Representations, Warranties, and Covenants of Bicycle.  BicycleTx further represents, warrants, and covenants to Ionis, as of the Effective Date, as follows:
9.2.1All BicycleTx Patents that Cover a TfR1 Bicycle existing as of the Effective Date are listed on Schedule 9.2.1 (the “Existing Patents”).
9.2.2There are no judgments, or settlements against, or amounts with respect thereto, owed by BicycleTx or any of its Affiliates relating to the Existing Patents.  No claim or litigation has been brought or threatened in writing or any other form by any Person alleging, and BicycleTx has no knowledge of any claim, whether or not asserted, that the Existing Patents are invalid or unenforceable.

9.2.3To BicycleTx’s knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents.
9.2.4To BicycleTx’s knowledge, [***].
9.2.5The [***].
9.2.6BicycleTx is [***].
9.2.7[***].
9.2.8BicycleTx is the sole and exclusive owner of the entire right, title, and interest in the Existing Patents, and BicycleTx is entitled to grant the license granted to Ionis herein.
9.2.9[***]
9.2.10With respect to the BicycleTx Patents, all applicable official fees, maintenance fees and annuities for the BicycleTx Patents have been paid as of the Effective Date.
9.2.11All employees and contractors of BicycleTx performing activities under the Option Agreement or this Agreement on behalf of BicycleTx (including for any Affiliate) will be obligated (or were obligated as the case may be) to assign all rights, title and interests in and to any inventions developed by them, whether or not patentable, to BicycleTx or such Affiliate, respectively, as the sole owner thereof, prior to performing any such activities, or otherwise grant to BicycleTx or such Affiliate sufficient rights to such inventions to the extent necessary to effect the license and ownership provisions of the Option Agreement or this Agreement.
9.2.12During the Term, BicycleTx covenants that it will not enter into or amend any agreement, whether written or oral, that would conflict with or otherwise diminish the rights granted to Ionis hereunder.
9.2.13Neither BicycleTx nor any of its employees is debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Research Term, employ or use the services of any person who is debarred or disqualified in connection with activities relating to the TfR1 Bicycles.  If BicycleTx becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to BicycleTx, including BicycleTx itself or its or its Affiliate’s employees or agents, that directly or indirectly relate to activities contemplated by this Agreement, BicycleTx shall immediately notify Ionis in writing and BicycleTx shall cease employing, contracting with, or retaining any such Person to perform any such services.
9.3Additional Representations, Warranties and Covenants of Ionis.  Ionis represents, warrants, and covenants to BicycleTx, as of the Effective Date, as follows:
9.3.1Ionis is entitled to grant BicycleTx the license as specified in Section 2.2 with regard to Ionis Intellectual Property Controlled by Ionis or any of its Affiliates on the Effective Date.
9.3.2Neither Ionis nor any of its employees is debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified in connection with activities relating to the Compounds and Licensed Products.  If Ionis becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Ionis, including Ionis itself or its or its Affiliate’s employees or agents, that directly or indirectly relate to activities contemplated by this Agreement, Ionis shall immediately notify BicycleTx in writing and Ionis shall cease employing, contracting with, or retaining any such Person to perform any such services.
9.4DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
Article 10
INDEMNIFICATION; INSURANCE
10.1Indemnification of Bicycle.  Ionis shall indemnify, defend, and hold harmless BicycleTx, its Affiliates, and its and their respective directors, officers, employees, and agents (the “BicycleTx Indemnitees”) from and against any and all losses, damages, liabilities, penalties, settlements, costs, taxes (including penalties and interest) and expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the BicycleTx Indemnitees to the extent arising from or occurring as a result of: (a) the breach by Ionis or its Affiliates of this Agreement; (b) the negligence, recklessness, or willful misconduct on the part of Ionis or its Affiliates or their respective directors, officers, employees, and agents in performing any of its or their obligations under this Agreement; or (c) the Research or Exploitation of any Compounds or Licensed Products by Ionis or its Affiliates or Sublicensees; except in each case ((a) – (c)) to the extent that BicycleTx has an obligation to indemnify Ionis pursuant to Section 10.2.
10.2Indemnification of Ionis.  BicycleTx shall indemnify, defend, and hold harmless Ionis, its Affiliates and its and their respective directors, officers, employees, and agents (the “Ionis Indemnitees”) from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the Ionis Indemnitees to the extent arising from or occurring as a result of: (a) the breach by BicycleTx or its Affiliates of this Agreement; or (b) the negligence, recklessness, or willful misconduct on the part of BicycleTx or its Affiliates or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement; except in each case ((a) – (b)) to the extent that Ionis has an obligation to indemnify BicycleTx pursuant to Section 10.1.
10.3Notice of Claim.  All indemnification claims in respect of a Party, its Affiliates, or its or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”).  The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 10, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay by the Indemnified Party in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the

Indemnified Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

10.4Control of Defense. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any action for which indemnification is sought, and if the Indemnifying Party elects to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. The Indemnifying Party may settle any action, claim, or suit for which the Indemnified Party is seeking indemnification; provided that the Indemnifying Party shall first give the Indemnified Party advance written notice of any proposed compromise or settlement and such Indemnified Party provides prior written approval, such approval not to be unreasonably conditioned, withheld or delayed. The Parties and their employees shall cooperate fully with each other and their legal representatives in the investigation, defense, prosecution, negotiation, or settlement of any such claim or suit. Each Party’s indemnification obligations under this ARTICLE 10 shall not apply to amounts paid by an Indemnified Party in settlement of any action with respect to a Third Party claim, if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably conditioned, withheld or delayed.  In no event shall the Indemnifying Party settle or abate any Third Party Claim in a manner that would diminish the rights or interests of the Indemnified Party, admit any liability, fault, or guilt by the Indemnified Party, or obligate the Indemnified Party to make any payment, take any action, or refrain from taking any action, without the prior written approval of the Indemnified Party.
10.5Limitation of Liability. EXCEPT FOR DAMAGES PAYABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 8 (BASED ON REASONABLE WRITTEN EVIDENCE) OR REQUIRED TO BE PAID PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 10, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY LICENSE GRANTED HERUNDER, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
10.6Insurance.  Each Party shall maintain, at its own expense, commercial general liability insurance and other appropriate insurance in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement.  Each Party shall maintain such insurance for the period commencing promptly after the Effective Date until [***] the Term.  Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request.  It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.  Without limiting the generality of the foregoing, Ionis shall maintain, at a minimum, [***].
Article 11
TERM AND TERMINATION
11.1Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Product in such country (such period, the “Term”).  Upon the expiration of the Term for a particular Licensed

Product in a particular country, the license grant to Ionis in Section 2.1 shall become non-exclusive, fully-paid, royalty-free, and irrevocable with respect to such Licensed Product in such country.

11.2Termination for Convenience.  Ionis may terminate this Agreement in its entirety or on a Target-by-Target basis (i.e. with respect to all Compounds and Licensed Products directed to such Target), for any or no reason, upon:
11.2.1[***] prior written notice to BicycleTx if termination occurs [***]; and
11.2.2[***] prior written notice to BicycleTx if termination occurs [***].

For clarity, with regard to termination of the Agreement in its entirety pursuant to this Section 11.2, the required notice period shall be that period that is applicable to the Licensed Product that is furthest advanced at the time of such termination.

11.3Termination for Uncured Material Breach.
11.3.1Material Breach.  If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement (other than for failure to achieve a diligence milestone under Section 4.5.2 the remedy for  which is set forth in Section 4.5.4), then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Breach Notice”).  If (a) the Breaching Party does not dispute that it has committed a material breach of one or more of its material obligations under this Agreement, and (b) either (i) the Breaching Party fails to cure such breach within [***] ([***] with respect to any payment breach) after receipt of the Breach Notice (“Breach Cure Period”), or (ii) a cure cannot be fully achieved within such Breach Cure Period and the Breaching Party has failed to commence to cure or has failed to use diligent efforts to achieve a full cure within the Breach Cure Period, then the Non-Breaching Party may terminate this Agreement in whole or in part upon written notice to the Breaching Party, effective upon receipt by the Breaching Party, provided that if the Breaching Party is Ionis and such material breach relates solely to a Licensed Product and/or its corresponding Target (but not to all Licensed Products or Targets), then BicycleTx will only have the right to terminate the License Agreement solely with respect to such Licensed Product (and the corresponding Target) to which such material breach relates.  If the Breaching Party disputes in good faith that it has materially breached one or more of its material obligations under this Agreement or that it has failed to timely or diligently cure such material breach, the Dispute shall be resolved pursuant to Section 12.2 and the Breach Cure Period shall be tolled until such dispute is so resolved.  Upon a determination of material breach or failure to cure, the Breaching Party may have the remainder of the Breach Cure Period to cure such material breach.  If such material breach is not cured within the Breach Cure Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate, effective as of the expiration of the Breach Cure Period.
11.3.2Adverse Ruling. Furthermore, if as a result of the application Section 12.2, the Breaching Party is determined to be in material breach of one or more of its material obligations under this Agreement (other than for failure to achieve a diligence milestone under Section 4.5.2 the remedy for  which is set forth in Section 4.5.4), such that the Non-Breaching Party has the right to terminate this Agreement in whole or with respect to a particular Licensed Product and/or its corresponding Target (an “Adverse Ruling”) and the Breaching Party fails to complete the actions specified in such Adverse Ruling, or to cure such material breach within [***] ([***] with respect to any payment breach) after such Adverse Ruling, or such other period (which may be shorter) as the arbitrators may provide in such Adverse Ruling, then the Non-Breaching Party may terminate this Agreement in whole or in part upon written notice to the

Breaching Party, provided that if the Breaching Party is Ionis and such Adverse Ruling relates solely to a Licensed Product and/or its corresponding Target (but not to all Licensed Products or Targets), then BicycleTx will only have the right to terminate the License Agreement solely with respect to the Licensed Product (and the corresponding Target) to which such Adverse Ruling relates.
11.4Termination for Insolvency.  If either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing, (d) is a party to any dissolution or liquidation, (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] of the filing thereof, or (f) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
11.5Rights in Bankruptcy.
11.5.1Applicability of 11 U.S.C. § 365(n).  All rights and licenses (collectively, the “Intellectual Property”) granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that the licensee of such Intellectual Property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction.  All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.
11.5.2Rights of non-Debtor Party in Bankruptcy.  If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property and all embodiments of such Intellectual Property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within five Business Days of such request; provided, that the debtor Party is excused from its obligation to deliver the Intellectual Property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.
11.6Effects of Termination.  Upon any termination of this Agreement in its entirety by either Party, the following terms will apply.  Upon any termination of this Agreement with respect to a particular Target (such terminated Target, a “Terminated Target”), the following terms will apply solely with respect to such Terminated Target and corresponding Terminated Assets.  For clarity, during the pendency of any dispute regarding material breach and/or any Breach Cure Period, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
11.6.1Licenses.  All licenses granted by either Party will automatically terminate.

11.6.2Sublicenses.  Any Ionis Sublicensee will, from the effective date of such termination, automatically become a direct licensee of BicycleTx, provided that such Sublicensee is not then in default of its sublicense agreement and such sublicense was granted in accordance with Section 2.4, and provided further that: (a) such direct license shall not obligate (i) such Sublicensee to perform contractual obligations greater than those set forth in the applicable sublicense or (ii) BicycleTx to perform contractual obligations greater than those set forth herein, (b) the scope of such direct license shall be consistent with the scope of the license sublicensed to such Sublicensee, and (c) the amounts payable to BicycleTx by such Sublicensee under such direct license shall be equivalent to the amounts BicycleTx would have received from Ionis under this Agreement as a result of such Sublicensee’s activities had this Agreement remained in effect and such Sublicensee performed such activity under the sublicense agreement with Ionis.
11.6.3Confidential Information.  Each Party shall return or cause to be returned to the other Party or destroy (and certify such destruction to such other Party) all Confidential Information and all substances or compositions of the other Party or its Affiliates delivered or provided by or on behalf of such other Party in accordance with Section 8.7.
11.7Accrued Rights; Surviving Obligations.  Termination or expiration of this Agreement (either in its entirety or with respect to one or more Terminated Targets and Terminated Asset) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Without limiting the foregoing, the following Articles and Sections of this Agreement shall survive the termination or expiration of this Agreement for any reason: Articles 1 (to the extent applicable to other surviving Sections or Articles), 8 (excluding Section 8.6), 10, and 12 (excluding Section 12.6), and Section 4.12, Sections 6.4.4, 6.5.2, and 6.7 (in each case solely with respect to amounts accrued or owing as of the effective date of termination), 6.8, 6.9, 6.10, 6.11, 7.1, 7.7, 9.4, 11.1(last sentence only), 11.5, 11.6, 11.7.
Article 12
Miscellaneous
12.1Governing Law and Service.
12.1.1Governing Law.  This Agreement and the performance, enforcement, breach, and termination hereof shall be interpreted, governed by, and construed in accordance with the laws of the State of New York, United States excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning (a) inventorship of Patents under this Agreement shall be determined in accordance with Section 7.1.1 and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
12.1.2Service.  Each Party further agrees that service of any process, summons, notice, or document by registered mail to its address set forth in Section 12.10 shall be effective service of process for any action, suit, or proceeding brought against it by the other Party under this Agreement in any such court.

12.2Dispute Resolution.  Except as provided in Section 3.3 and Section 12.2.2, any dispute arising out of or relating to this Agreement that has not been resolved at the JSC or otherwise under the terms of this Agreement, including the determination of the scope or applicability of this Section 12.2 and the agreement to arbitrate, or any document or instrument delivered in connection herewith (a “Dispute”), shall be resolved pursuant to this Section 12.2.
12.2.1General.  Any Dispute shall first be referred to the Alliance Managers who will seek to resolve the issue within [***].  If no resolution is obtained, the issue will be elevated to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Without limiting Section 12.5, any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.  If the Senior Officers are not able to agree on the resolution of any such issue within [***] (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, except as otherwise set forth in Section 12.2.2, the Dispute shall be finally settled by arbitration as set forth in Section 12.2.3.  Any dispute concerning the commencement of the arbitration shall be finally settled by the arbitrators.
12.2.2Intellectual Property Disputes.  If a Dispute arises with respect to the validity, scope, enforceability, inventorship, or ownership of any Patent, trademark, or other intellectual property right, and such Dispute cannot be resolved in accordance with Section 12.2.1, then, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to an arbitration proceeding in accordance with Section 12.2.3 and instead either Party may initiate litigation in a court of competent jurisdiction, notwithstanding Section 12.1, in any country or other jurisdiction in which such rights apply; provided, however, that the Parties expressly waive any right to a jury trial in connection with disputes under this Section 12.2.2.  In case of a Dispute between the Parties with respect to inventorship, the Parties shall jointly select an independent Third Party patent attorney registered before the United States Patent and Trademark Office who has appropriate professional credentials in the relevant subject matter and jurisdiction and submit such Dispute to the mutually-selected independent Third Party patent attorney for resolution by expert determination under United States patent law.  The decision of such patent attorney with respect to inventorship shall be final, and the Parties agree to be bound by the decision and share equally the expenses of such patent attorney. If within [***] after the Senior Officers have failed to settle a Dispute regarding inventorship the Parties have not been able to mutually agree on the selection of an independent Third Party patent attorney for such expert determination, each Party shall appoint a patent counsel within [***] and both Party-appointed patent counsels shall, within [***] following the last appointment of a patent counsel by a Party, nominate the patent counsel who will conduct the expert determination under this Section 12.2.2.
12.2.3Arbitration.  Any arbitration shall take place in accordance with Schedule 12.2.3.
12.2.4Adverse Ruling.  Any determination pursuant to this Section 12.2 that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.
12.2.5Interim Relief.  Notwithstanding anything herein to the contrary in this Section 12.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this ARTICLE 12, such Party may seek interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party.  This Section 12.2.5 shall be specifically enforceable.

12.2.6Pending Dispute.  During a pending Dispute, where this Agreement has not yet been terminated, each Party shall continue to perform in good faith its obligations under this Agreement.
12.3Entire Agreement; Amendments.  This Agreement and the Stock Purchase Agreement, including any schedules, constitute the entire, final, and complete agreement and understanding between the Parties with respect to its subject matter and replaces and supersedes all prior discussions and agreements between them with respect to the subject matter hereof.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No modification of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized representative of each Party.
12.4Severability.  If any provision of this Agreement is, becomes, or is deemed invalid or unenforceable by any court or other competent authority having jurisdiction, the remainder of this Agreement shall remain unimpaired and the Parties shall promptly negotiate in good faith to amend such invalid or unenforceable provision to conform to applicable laws so as to be valid and enforceable and best accomplish the original intent of the Parties.
12.5Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless it is in writing and signed by the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
12.6Force Majeure.  Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than a payment obligation) by reason of any event beyond such Party’s reasonable control, including acts of God, fire, flood, explosion, earthquake, epidemic or pandemic (including quarantine, lock-down, movement restriction or similar orders imposed by any governmental authority as of or after the Effective Date in connection therewith), or other natural forces, war, civil unrest, acts of terrorism, accident, destruction, or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials or supplies, or any other event similar to those enumerated above.  Such excuse from liability shall be effective to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.  Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party as soon as reasonably practicable after its occurrence.
12.7Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
12.8Relationship of the Parties.  The relationship of the Parties is that of independent contractors, and nothing in this Agreement shall be construed to create a partnership, joint venture, franchise, employment, or agency relationship between the Parties.  Neither Party shall be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.  The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall (a) use commercially reasonable efforts to structure the arrangement and activities contemplated by this Agreement to avoid the arrangement contemplated by this Agreement being treated as a partnership that is engaged in a “United States trade or business” for United States tax purposes and (b) not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes without the prior written consent of the other Party unless required by a final “determination” as defined in Section 1313 of the United States Internal Revenue Code of 1986, as amended.
12.9Assignment.  Neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed; provided, that either Party may make such a transfer or assignment without the other Party’s consent (a) to its Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, this Agreement will be automatically assigned back to the assigning Party or its successor or (b) to a successor in interest by way of merger, consolidation, sale of stock, or sale of all or substantially all of its business to which this Agreement relates.  Any purported assignment or delegation in violation of this Section 12.9 shall be null and void.  All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of BicycleTx or Ionis, as the case may be.  The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.  Without limiting the generality of the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee of BicycleTx, and the obligations of Ionis (including all payment obligations) shall run in favor of any such successor or permitted assignee of BicycleTx’s benefits under this Agreement.  Notwithstanding the foregoing, all rights to Know-How, Patents, materials, and other intellectual property Controlled by a Third Party permitted assignee of a Party (or any of such Third Party’s affiliates immediately prior to the closing of such assignment) immediately prior to such assignment shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.
12.10Notices.  Any notice required or permitted pursuant to this Agreement shall be in writing and delivered by personal delivery, overnight express courier service, electronic mail, facsimile transmission, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, upon acknowledgement of receipt fax or electronic transmission, on the next Business Day after deposit if sent by overnight express courier service, or five days after deposit in the mail.  Notices will be sent to the following addresses or such other address as either Party may specify in writing pursuant to this Section 12.10.  BicycleTx will promptly provide notice information for the Gatekeeper once available.

If to BicycleTx, to:

BicycleTx Limited

Building 900

Babraham Research Campus

Cambridge CB22 3AT, UK

Attention: Chief Operating Officer

with a copy (which shall not constitute notice) to:

BicycleTx Limited

Building 900

Babraham Research Campus

Cambridge CB22 3AT, UK

Attention:  General Counsel

Email:  [***]

If to Ionis, to:

Ionis Pharmaceuticals, Inc.

2855 Gazelle Court

Carlsbad, CA 92010

U.S.A.

Attention: Executive Vice President, Research

With a copy (which shall not constitute notice) to:

Attention: General Counsel

Email: [***]

12.11English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
12.12Performance by Affiliates.  Each Party may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such Affiliates are expressly granted certain rights herein to perform such obligations and duties; provided that each such Affiliate shall be bound by the corresponding obligations of such Party; and provided further that such Party, subject to an assignment to such Affiliate pursuant to Section 12.9, shall remain liable hereunder for the prompt payment and performance of its obligations hereunder.
12.13Construction.  The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each Party hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, exhibit, appendix, or schedule means a Section of, or exhibit, appendix, or schedule to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “will” and “shall” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f)

references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$” is in reference to United States dollars, (h) the headings contained in this Agreement, in any exhibit, appendix, or schedule to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement, (i) the word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive, (j) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, and (k) all references to days mean calendar days, unless otherwise specified.
12.14Schedules.  In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.
12.15Further Assurance.  Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
12.16No Benefit to Third Parties.  Except as provided in ARTICLE 10, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
12.17Counterparts.  This Agreement may be executed in one or more counterparts in original, facsimile, PDF, or other electronic format, each of which shall be an original, and all of which together shall constitute one instrument.

[***]

THIS COLLABORATION AND LICENSE AGREEMENT is executed by the authorized representatives of the Parties as of the Effective Date.

BICYCLETX LIMITED	IONIS PHARMACEUTICALS, INC.
By: /s/ Kevin Lee Name: Kevin Lee Title: Dr	By: /s/ Brett Monia Name: Brett Monia Title: CEO

Schedule 1.22

[***]

Schedule 9.2.1

[***]

Schedule 12.2.3

[***]

Exhibit 6.2

SHARE PURCHASE AGREEMENT

This share Purchase Agreement (“Agreement”) is entered into as of _______, 2021 (the “Execution Date”), by and between Bicycle Therapeutics plc, a company incorporated under the laws of England and Wales having an office at Building 900, Babraham Research Campus, Cambridge, United Kingdom CB22 3AT (the “Company”), and Ionis Pharmaceuticals, Inc. a Delaware corporation with a principal place of business at 2855 Gazelle Court, Carlsbad, California 92010, USA (the “Purchaser”).  The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

Recitals

BicycleTx Limited (“BicycleTx”), an affiliate of the Company, and Purchaser entered into that certain Evaluation and Option Agreement dated as of December 31, 2020 (the “Option Agreement”) pursuant to which BicycleTx granted to the Purchaser an exclusive option to obtain an exclusive license under BicycleTx’s technology to research, develop, manufacture, and commercialize products incorporating TfR1 Bicycles (as defined in the Collaboration Agreement (as defined below)) and Purchaser has exercised such option in accordance with the terms of the Option Agreement.  Pursuant to the exercise of such option and contemporaneously with execution of this Agreement, BicycleTx and Purchaser are entering into that certain Collaboration and Licensing Agreement (the “Collaboration Agreement”).

Pursuant to the Option Agreement, and as partial consideration for the Collaboration Agreement, the Company has agreed to sell, and the Purchaser has agreed to purchase, ordinary shares, nominal value £0.01 per share, of the Company  (the “Ordinary Shares”), subject to and in accordance with the terms and provisions of this Agreement.

Agreement

For good and valuable consideration, the Purchaser and the Company agree as follows:

1.Sale and Purchase of Ordinary Shares
1.1Purchase of Ordinary Shares.  Subject to the terms and conditions of this Agreement, at the Closing, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, a number of  Ordinary Shares equal to $11,000,000 divided by the Share Value, rounded down to the nearest whole share (such Ordinary Shares, the “Shares”).  The aggregate purchase price shall equal the number of Shares multiplied by the Share Value, rounded to the nearest cent (the “Purchase Price”), provided, however, that if the number of Shares calculated in accordance with the preceding clause of this Section 1.1 exceeds the Share Cap, the Company will issue and sell to Purchaser, and the Purchaser will purchase from the Company, the number of Ordinary Shares equal to the Share Cap, at the Share Value, and shall pay to the Company in cash the difference between (i) $11,000,000 and (ii) the product of the Share Value multiplied by the Share Cap (any such amount, the “Closing Cash”).  In the event the Share Cap is applicable, the term “Shares” shall refer to the number of Ordinary Shares equal to the Share Cap, and the term “Purchase Price” shall refer to the product of the Share Value and the Share Cap.
1.2Payment.  At the Closing, Purchaser will pay the Purchase Price and the Closing Cash, if any, by wire transfer of immediately available funds in accordance with wire instructions, which instructions will have been provided by the Company to Purchaser at least three (3) Business Days prior to the Closing, and the Company will cause its registrar and transfer agent to issue such Shares in restricted book entry form registered in the name of the Purchaser.
1.3Closing.
(a)Closing.  The closing of the transaction contemplated by Section 1.1 (the “Closing”) will be held at the offices of the Company or through the electronic exchange of documents and signatures, as promptly as practicable and upon the satisfaction of the closing conditions set forth in Section 6 hereof, and in no event more than ten (10) Business Days after the Execution Date.
(b)Closing Deliverables.
(i)At the Closing, the Company will deliver to Purchaser:
(1)a duly executed cross-receipt in form and substance reasonably satisfactory to each party (the “Cross-Receipt”);
(2)a certificate in form and substance reasonably satisfactory to Purchaser and duly executed on behalf of the Company by an authorized officer of the Company, certifying that the conditions to the Closing set forth in Sections 6.2(a), (b), (c) and (d) of this Agreement have been fulfilled; and
(3)a certificate of the secretary of the Company dated as of the Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date.
(ii)At the Closing, Purchaser will deliver to the Company:
(1)a duly-executed Cross-Receipt; and
(2)a certificate in form and substance reasonably satisfactory to the Company and duly executed on behalf of Purchaser by an authorized officer of Purchaser, certifying that the conditions to the Closing set forth in Section 6.1(b) and (c) of this Agreement have been fulfilled.
2.Representations and Warranties of the Company

Except as otherwise specifically contemplated by this Agreement, the Company hereby represents and warrants to Purchaser that:

2.1Private Placement.  Neither the Company nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act.  Subject to the accuracy of the representations made by Purchaser in Section 3, the Shares will be issued and sold to Purchaser in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable securities Laws of the states of the United States.  The Company has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

2.2Corporate Power and Qualification.  The Company has full corporate power and authority to conduct its business as currently conducted.  The Company is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect on the Company.
2.3Authorization; Enforcement.  The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms and conditions hereof.  The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including the issuance of the Shares at the Closing in accordance with the terms and conditions hereof) have been duly authorized by the Board and no further consent or authorization of the Company, the Board, or its shareholders is required.  This Agreement has been duly executed by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally.
2.4Issuance of Shares.  The Shares, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of shareholders of the Company.
2.5SEC Documents, Financial Statements.
(a)The American Depositary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act.  The Company has delivered or made available (by filing on the SEC’s electronic data gathering and retrieval system (EDGAR)) to Purchaser complete copies of its most recent Annual Report on Form 10-K and each subsequent Quarterly Report on Form 10-Q, and any report on Form 8-K, in each case filed with the SEC prior to the Execution Date (the “SEC Documents”).  As of its date, each SEC Document complied in all material respects with the requirements of the Exchange Act, and other Laws applicable to it, and, as of its date, such SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No inquiries or any other investigation conducted by or on behalf of Purchaser or its representatives or counsel will modify, amend or affect Purchaser’s right to rely on the truth, accuracy and completeness of the SEC Documents and the Company’s representations and warranties contained in this Agreement.
(b)There are no outstanding or unresolved comments in comment letters received from the SEC or its staff.
(c)As of the Execution Date, other than the transactions that are the subject of this Agreement and the Collaboration Agreement, no material fact or circumstance exists that would be required to be disclosed in a current report on Form 8-K or in a registration statement filed under the Securities Act, were such a registration statement filed on the date hereof, that has not been disclosed in an SEC Document.
(d)The financial statements, together with the related notes, of the Company included in the SEC Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC and all other applicable rules and regulations with respect thereto.  Such financial statements, together with the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(e)The American Depositary Shares are listed on Nasdaq, and the Company has taken no action designed to, or that to its knowledge is likely to have the effect of, terminating the registration of the American Depositary Shares under the Exchange Act or delisting the American Depositary Shares from Nasdaq.  As of the Execution Date, the Company has not received any notification that, and has no knowledge that, the SEC or Nasdaq is contemplating terminating such registration or listing.
2.6Internal Controls; Disclosure Controls and Procedures. The Company maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act.  The Company has implemented the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required in order for the principal executive officer and principal financial officer of the Company to engage in the review and evaluation process mandated by the Exchange Act, and is in compliance with such disclosure controls and procedures in all material respects.  Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC.
2.7Voting Rights.
(a)All of the Ordinary Shares are entitled to one (1) vote per share.
(b)Except as described or referred to in the SEC Documents, as of the Execution Date, there were not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any ordinary shares, ADSs or any other securities of the Company other than equity securities that may have been granted pursuant to its equity incentive plans, which plans are described in the SEC Documents; or (ii) any restrictions on the transfer of share capital of the Company other than pursuant to applicable U.K. or U.S. federal or state securities Laws or as set forth in this Agreement.
(c)The Company is not a party to or subject to any agreement or understanding relating to the voting of shares of or other securities of  the Company or the giving of written consents by a shareholder or director of the Company.
2.8No Conflicts; Government Consents and Permits.
(a)The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of the Company’s Articles of Association, as in effect on the date hereof, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Company is a party, or (iii) subject to Section 2.8(b), result in a violation of any Law (including United States federal, state and U.K. securities Laws and regulations and regulations of any self-regulatory organizations) applicable to the Company, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have, a Material Adverse Effect on the Company or result in a liability for Purchaser.

(b)The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory agency or self-regulatory organization in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms and conditions hereof, or to issue and sell the Shares in accordance with the terms and conditions hereof other than such as have been made or obtained, and except for any post-closing filings required to be made under federal, national or state securities Laws.
2.9Litigation.  Other than as set forth in the SEC Documents filed prior to the Execution Date, there is no action, suit, proceeding or investigation pending (of which the Company has received notice or otherwise has knowledge) or, to the Company’s knowledge, threatened, against the Company or that the Company intends to initiate, except where such action, suit, proceeding or investigation, as the case may be, and would not reasonably be expected to have a Material Adverse Effect.
2.10Licenses and Other Rights; Compliance with Laws.  The Company has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.  The Company has not taken any action that would interfere with its ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not reasonably be expected to have, a Material Adverse Effect.  The Company is and has been in compliance with all Laws applicable to its business, properties and assets, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect.
2.11Intellectual Property.
(a)Other than as set forth in the SEC Documents filed prior to the Execution Date, the Intellectual Property that is owned by the Company or its subsidiaries is owned free from any Liens.  All of the Company’s material Intellectual Property Licenses are in full force and effect in accordance with their terms, are free of any Liens, and, to the Company’s knowledge, neither the Company, nor any other party thereto, is in material breach of any such material Intellectual Property License.  To the Company’s knowledge, no event has occurred that with notice or lapse of time or both (i) would constitute a breach or default of any such material Intellectual Property License, (ii) would result in the termination thereof, or (iii) would cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder by the Company or its subsidiaries, except, in the case of each of clauses (i) through (iii), as would not reasonably be expected to have a Material Adverse Effect.
(b)Except as set forth in the SEC Documents, there is no legal claim or demand of any Person or any proceeding that is pending or threatened in writing, (i) challenging the right of the Company in respect of any Intellectual Property of the Company, or (ii) claiming that any default exists under any Intellectual Property License, except, in the case of clauses (i) and (ii) above, where any such claim, demand or proceeding has not had, and would notreasonably be expected to have, a Material Adverse Effect.
(c)Except as set forth in the SEC Documents: (i) the Company or one of its subsidiaries owns, free and clear of any Lien, or, to the Company’s knowledge, has a valid license, or an enforceable right to use, as it is used or held for use, all U.S. and non-U.S. patents, trade secrets, know-how, trademarks, service marks, copyrights, and other proprietary and Intellectual Property rights, and all grants and applications with respect to the foregoing (collectively, the “Proprietary Rights”) necessary for the conduct of the Company’s business, except where the failure to own or have any of the foregoing would not reasonably be expected to have a Material Adverse Effect (such Proprietary Rights owned by or licensed to the Company collectively, the “Company Rights”); and (ii) the Company and its subsidiaries have taken reasonable measures to protect the Company Rights, consistent with prudent commercial practices in the biotechnology industry, except where failure to take such measures has not had, and would not reasonably be expected to have, a Material Adverse Effect.
2.12Health Care Matters.  The Company: (i) has operated and currently operates its business in compliance in all material respects with applicable provisions of the Health Care Laws (as defined below) of the Food and Drug Administration (“FDA”), the Department of Health and Human Services and any comparable state, foreign or other regulatory authority to which they are subject (collectively, the “Applicable Regulatory Authorities”) applicable to the ownership, testing, development, manufacture, packaging, processing, use, sale, promotion, distribution, storage, import, export or disposal of any of the Company’s product candidates or any product manufactured or distributed by the Company; (ii) has not received any FDA Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or the Applicable Regulatory Authorities alleging or asserting non-compliance with any licenses, certificates, approvals, clearances, exemptions, authorizations, permits and supplements or amendments thereto required by any such Health Care Laws (“Regulatory Authorizations”); (iii) possesses all Regulatory Authorizations required to conduct its business as currently conducted and such Regulatory Authorizations are valid and in full force and effect and the Company is not in violation, in any material respect, of any term of any such Regulatory Authorizations; (iv) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or the Applicable Regulatory Authorities or any other third party alleging that any product operation or activity is in material violation of any Health Care Laws and has no knowledge that the Applicable Regulatory Authorities or any other third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (v) has not received notice that any of the Applicable Regulatory Authorities has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Regulatory Authorizations and has no knowledge that any of the Applicable Regulatory Authorities is considering such action; (vi) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws or Regulatory Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were materially corrected or supplemented by a subsequent submission); (vii) is not a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Applicable Regulatory Authority; and (viii) along with its employees, officers and directors, has not been excluded, disqualified, suspended or debarred from participation in any government health care program or human clinical research or, to the Company’s knowledge, subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, disqualification or exclusion.
2.13Clinical Trials.  None of the Company’s product candidates has received marketing approval from any Applicable Regulatory Authority.  All clinical and pre-clinical studies and trials conducted by or on behalf of or sponsored by the Company, or in which the Company has participated, with respect to the Company’s product candidates, including any such studies and trials that are described in the SEC Documents, or the results of which are referred to in the SEC Documents, as applicable (collectively, “Company Trials”), were, and if still pending are, to the Company’s knowledge, being conducted in all material respects in accordance with all applicable Health Care Laws of the Applicable Regulatory Authorities, including the FDA’s current Good Clinical Practices and Good Laboratory Practices, standard medical and scientific research procedures and any applicable rules, regulations and policies of the jurisdiction in which such trials and studies are being conducted.  The descriptions in the SEC Documents of the results of any Company Trials are accurate and complete descriptions in all material respects and fairly present the data derived therefrom as of the date of such SEC Documents.  The Company has no knowledge of any other studies or trials not described in the SEC Documents, the results of which are inconsistent with or call into question the results described or referred to in the SEC Documents.  The Company has not received any written notices, correspondence or other communications from the Applicable Regulatory Authorities or any other governmental entity or any institutional review board (“IRB”) or independent ethics committee (“IEC”) requiring or threatening the termination, material modification or suspension of Company Trials, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies or trials, and, to the Company’s knowledge, there are no reasonable grounds for the same.  No investigational new drug application or comparable submission filed by or on behalf of the Company with the FDA has been terminated or suspended by the FDA or any other Applicable Regulatory Authority.  The Company has obtained (or caused to be obtained) informed consent by or on behalf of each human subject who participated in a Company Trial, and the Company has obtained (or caused to be obtained) applicable IRB or IEC approvals for each Company Trial.  To the Company’s knowledge, none of the Company Trials involved any investigator who has been disqualified as a clinical investigator or has been found by the FDA to have engaged in scientific misconduct.
2.14Absence of Certain Changes.
(a)Except as disclosed in the SEC Documents filed prior to the Execution Date, since March 31, 2021, no change or event has occurred, except where such change or event has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.
(b)Except as set forth in the SEC Documents filed prior to the Execution Date or as contemplated by this Agreement or the Collaboration Agreement, since December 31, 2020, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital, or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights.
(c)Since March 31, 2021, the Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy Laws or any other Laws of the United States or any other jurisdiction.
2.15Not an Investment Company.  The Company is not, and after receipt of the Purchase Price, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.
2.16Critical Technology.  The Company does not produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
2.17No Integration.  The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.
3.Representations and Warranties of Purchaser

Except as otherwise specifically contemplated by this Agreement, Purchaser hereby represents and warrants to the Company that:

3.1Authorization; Enforcement.  Purchaser has the requisite corporate or other similar power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Purchaser has taken all necessary corporate or other similar action to authorize the execution, delivery and performance of this Agreement.  Upon the execution and delivery of this Agreement, this Agreement will constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally.
3.2No Conflicts; Government Consents and Permits.
(a)The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby (including the purchase of the Shares) will not (i) conflict with or result in a violation of any provision of Purchaser’s memorandum and articles of association or equivalent organizational documents, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Purchaser is a party, or (iii) result in a violation of any Law (including U.S. federal and state securities Laws and regulations and regulations of any self-regulatory organizations) applicable to Purchaser, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser or result in a liability for the Company.
(b)Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory agency or self-regulatory organization in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms and conditions hereof, or to purchase the Shares in accordance with the terms and conditions hereof, other than such as have been made or obtained, except if and to the extent applicable for compliance with any requirements of the HSR Act and any other antitrust Law.
3.3Investment Purpose.  Purchaser is purchasing the Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other Persons regarding the distribution of such Shares except as would not result in a violation of the Securities Act.  Without limiting Section 5.1 and Section 5.2, Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the Securities Act.
3.4Reliance on Exemptions.  Purchaser understands that the Company intends for the Shares to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Shares.
3.5Accredited Investor; Access to Information.  Purchaser is an “accredited investor” as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares.  Purchaser has been furnished with materials relating to the offer and sale of the Shares that have been requested by Purchaser, including the SEC Documents, and Purchaser has had the opportunity to review the SEC Documents.  Purchaser has been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other investigation conducted by or on behalf of Purchaser or its representatives or counsel will modify, amend or affect Purchaser’s right to rely on the truth, accuracy and completeness of the SEC Documents and the Company’s representations and warranties contained in this Agreement.
3.6Restricted Securities.  Purchaser understands that the Shares will be characterized as “restricted securities” under the U.S. federal securities Laws inasmuch as they are being acquired from the Company in a private placement under Section 4(a)(2) of the Securities Act and that under such Laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances.
3.7Governmental Review.  Purchaser understands that no U.S. federal or state or U.K. agency or any other Governmental Authority has passed upon or made any recommendation or endorsement of the Shares or an investment therein.
4.Standstill Agreement
4.1During the period commencing on the date of this Agreement (the “Standstill Commencement Date”) and ending on the 18-month anniversary of the Standstill Commencement Date (the “Standstill Period”), neither Purchaser, any of Purchaser’s controlled Affiliates nor any of Purchaser’s representatives acting on behalf of or in concert with Purchaser will, in any manner, directly or indirectly:
(a)make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any securities (including derivatives thereof) of any subsidiary or other controlled Affiliate of the Company, (ii) any acquisition of all or a material portion of the assets of the Company and its subsidiaries on a consolidated basis or (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other controlled Affiliate of the Company or involving any securities or assets of the Company or any securities or assets of any subsidiary, division or other affiliate of the Company (provided that the Purchaser may tender its shares in any tender or exchange offer made by any third party provided that Ionis is not in breach of or won’t be in breach of this Section 4.1 of this Agreement), or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of the Company;
(b)form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the beneficial ownership of any securities of the Company or any subsidiary or division of the Company;
(c)otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company (other than such policies as may be within the scope of the Collaboration Agreement (including any amendments thereto));
(d)take any action that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in clause (a) above; or
(e)agree or offer to take, or knowingly encourage or propose (publicly or otherwise) the taking of, any action referred to in clauses (a), (b), (c), or (d) above;
(f)assist, induce or encourage any other Person to take any action of the type referred to in clauses (a), (b), (c), (d) or (e) above (provided that the Purchaser shall not be deemed to be in violation of this clause (f) unless the Person providing such assistance, inducement or encouragement knew or reasonably should have known at the time he or she did so that doing so violated this clause (f), or knew or reasonably should have known after such time and did not attempt to halt such actions); or
(g)enter into any discussions, negotiations, arrangement or agreement with any other Person with the intent to effect any of the foregoing (provided that the Purchaser shall not be deemed to be in violation of this clause (g) with respect to discussions or negotiations unless the Person entering into such discussions or negotiations knew or reasonably should have known at the time he or she did so that doing so violated this clause (g) or knew or reasonably should have known after such time and did not attempt to halt such actions.
4.2Purchaser also agrees during the Standstill Period not to request the Company (or its representatives), directly or indirectly, amend or waive any provision of this Section 4 other than by means of a confidential communication to the Company’s Chairman of the Board or the Company’s Chief Executive Officer.
4.3Purchaser represents and warrants that, as of the Execution Date, neither Purchaser nor any of its Affiliates owns, of record or beneficially, any voting securities of the Company, or any securities convertible into or exercisable for any voting securities of the Company.
4.4Notwithstanding the provisions set forth in Sections 4.1 and 4.2 (the “Standstill Provisions”), Purchaser shall immediately, and without any other action by the Company, be released from its obligations under the Standstill Provisions if: (a) the Company enters into a definitive written agreement with any Person other than the Purchaser (or any of its Affiliates) to consummate a merger, consolidation or similar transaction pursuant to which (i) any Person other than the Purchaser (or any of its Affiliates) will acquire 50% or more of the outstanding voting shares of the Company or (ii) the Company and its subsidiaries will sell to any Person other than the Purchaser (or any of its Affiliates) all or substantially all of the consolidated assets of the Company and its consolidated subsidiaries ((i) or (ii), a “Company Sale”), (ii) a Third Party makes a tender or exchange offer for securities of the Company and the Board either accepts such offer or fails to recommend that its shareholders reject such offer within 10 Business Days from the date of commencement of such offer, or (iii) the Company publicly announces that its Board is engaging in a formal process that is intended to result in a transaction that if consummated would constitute a Company Sale.
4.5Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement will be deemed to prohibit a party from confidentially communicating to the other party’s board of directors or senior management or external financial advisors any non-public proposals regarding a possible transaction of any kind in such a manner as would not reasonably be expected to require public disclosure thereof under applicable Law or listing standards of any securities exchange, including Nasdaq.
5.	Transfer, Resale, Legends, Deposit for American Depositary Shares
5.1Transfer or Resale. Purchaser understands that:
(a)the Shares have not been and are not being registered under the Securities Act or any applicable state securities Laws and, consequently, Purchaser may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) Purchaser has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144 under the Securities Act (“Rule 144”); and

(b)any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.
5.2Lock-Up.  Purchaser agrees that it will hold and will not sell any of the Shares (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares) until the earlier of (i) the one-year anniversary of the Closing Date, and (ii) the termination of the Collaboration Agreement, provided that in the event the termination occurs less than six months after the Closing Date, the Purchaser shall hold and will not sell or otherwise enter into a transaction regarding the Shares until at least the date that is six months after the Closing Date.  Notwithstanding the foregoing, this Section 5.2 will not preclude (i) distributions of Shares to general or limited partners, members, shareholders, Affiliates or wholly-owned subsidiaries of Purchaser or any investment fund or other entity controlled or managed by Purchaser; provided, in each case, that following any such transfer such Shares will remain subject to the provisions of this Section 5.2; or (ii) transfers pursuant to a bona fide third party tender offer for all outstanding Ordinary Shares, merger, consolidation or other similar transaction made to all holders of the Company’s securities involving a change of control of the Company (including the entering into any lock-up, voting or similar agreement pursuant to which Purchaser may agree to transfer, sell, tender or otherwise dispose of Shares or other such securities in connection with such transaction, or vote any Shares or other such securities in favor of any such transaction); provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Shares shall remain subject to the provisions of this Section 5.2.
5.3Legends.  Purchaser understands the Shares will bear restrictive legends in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED unless (i) the Shares are registered pursuant to an effective registration statement under the Securities Act; (ii) an opinion of counsel HAS BEEN DELIVERED (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144 under the Securities Act.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHARE PURCHASE AGREEMENT DATED JULY 9, 2021 BETWEEN BICYCLE THERAPEUTICS PLC AND IONIS PHARMACEUTICALS, INC.

If such Shares may be transferred pursuant to Section 5.2 (excluding transfers pursuant to Section 5.2(i)), Purchaser may request that the Company remove, and the Company agrees to authorize and instruct (including by causing any required legal opinion to be provided) the removal of any legend from the Shares, if permitted by applicable securities Law, within two (2) Business Days of any such request; provided, however, that each party will be responsible for any fees it incurs in connection with such request and removal.

5.4Deposit of Shares and Issuance of American Depositary Shares. Upon the written request of the Purchaser to the Company, and in accordance with the other limitations of this Agreement,

the Company will deposit or cause to be deposited such number of Shares with the Depositary as is requested by the Purchaser, and issue or cause to be issued to the Purchaser the corresponding American Depositary Shares, with any and all costs associated with such deposit and issuance paid for by the Purchaser. The Company shall (a) use its reasonable best efforts to (i) register or qualify its American Depositary Shares under the securities or blue sky Laws of such jurisdictions in the United States as the Purchaser reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Purchaser to consummate the disposition in such jurisdictions of the American Depositary Shares owned by the Purchaser in accordance with Rule 144 or some other exemption under the Securities Act or the rules and regulations of the SEC thereunder, provided that the Company shall not be required to register the Shares or any American Depositary Shares held by the Purchaser on a Registration Statement on Form S-1 or Registration Statement on Form S-3 and (ii) cause all such American Depositary Shares to be eligible and remain eligible for registration of the American Depositary Shares pursuant to Form F-6, and (b) cooperate with the Purchaser and the Depositary to facilitate the timely delivery of American Depositary Shares (in book entry or certificated form), which American Depositary Shares shall be free of all restrictive legends unless the Company reasonably determines on advice from legal counsel that such legends are required by applicable law (it being understood that the American Depositary Shares may be restricted American Depositary Shares subject to restrictions imposed by the Depositary if and for so long as the Purchaser is an Affiliate of the Company).

5.5Rule 144 Reporting. With a view to making available to Purchaser the benefits of certain rules and regulations of the SEC that may permit the sale of registrable securities to the public without registration, the Company agrees to use its best efforts to:

(a)   Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)   File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)   So long as Purchaser owns Shares, furnish to Purchaser upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as Purchaser may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

6.Conditions to Closing
6.1Conditions to Obligations of the Company.  The Company’s obligation to complete the purchase and sale of the Shares and deliver the Shares to Purchaser is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:
(a)Receipt of Funds.  The Company will have received immediately available funds in the full amount of the Purchase Price for the Shares being purchased hereunder.
(b)Representations and Warranties.  The representations and warranties made by Purchaser in Section 3 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(c)Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.
(d)Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any Governmental Authority.
(e)No Governmental Prohibition.  The sale of the Shares by the Company and the purchase of the Shares by Purchaser will not be prohibited by any applicable Law at the time of the Closing.
(f)Collaboration Agreement.  Purchaser and the Company shall have duly executed and delivered the Collaboration Agreement, such agreement shall be in full force and effect, each of the conditions contained therein shall have been satisfied or waived (if legally permissible) and the provisions of such agreement shall have become effective.
(g)Closing Deliverables.  All closing deliverables as required under Section 1.3(b)(ii) shall have been delivered by Purchaser to the Company.
6.2Conditions to Purchaser’s Obligations at the Closing.  Purchaser’s obligation to complete the purchase and sale of the Shares is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:
(a)Representations and Warranties.  The representations and warranties made by the Company in Section 2 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.
(b)Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.
(c)Transfer Agent Instructions.  The Company will have delivered to its transfer agent and registrar irrevocable written instructions to issue the Shares to Purchaser in a form and substance acceptable to such transfer agent.
(d)Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any Governmental Authority.
(e)Collaboration Agreement.  Purchaser and the Company shall have duly executed and delivered the Collaboration Agreement, such agreement shall be in full force and effect, each of the conditions contained therein shall have been satisfied or waived (if legally permissible) and the provisions of such agreement shall have become effective.
(f)No Governmental Prohibition.  The sale of the Shares by the Company, and the purchase of the Shares by Purchaser will not be prohibited by any applicable Law at the time of the Closing.
(g)Closing Deliverables.  All closing deliverables as required under Section 1.3(b)(i) shall have been delivered by the Company to Purchaser.

7.Indemnification
7.1Indemnification by the Company.  The Company shall indemnify and hold harmless Purchaser and its Affiliates, and the directors, officers, employees and other agents and representatives of Purchaser and its Affiliates, from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorney’s fees and expenses and costs and expenses of investigation) (collectively, “Losses”) incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with: (a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or any certificate delivered by the Company or on its behalf hereunder; and (b) the non-fulfillment or breach by the Company of any agreements or obligations under this Agreement.
7.2Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless the Company and its Affiliates, and the directors, officers, employees and other agents and representatives of the Company and its Affiliates, from and against any and all Losses incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with: (a) any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement or any certificate delivered by the Purchaser or on its behalf hereunder; and (b) the non-fulfillment or breach by Purchaser of any agreements or obligations under this Agreement.
7.3Calculation of Losses.  Any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price to the extent permitted by applicable Law.  Where the receipt of any such payment is treated for Tax purposes in a manner other than as an adjustment to the Purchase Price, the amount of the payment shall be adjusted to take account of any net Tax cost actually incurred, or benefit actually enjoyed, by the Indemnified Party in respect thereof.
7.4Certain Procedures for Indemnification.
(a)If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any action by any Person not a party to this Agreement against such Indemnified Party, for which a party to this Agreement is required to provide indemnification under this Section 7 (an “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party, except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend such action.
(b)With respect to third party claims for which indemnification is claimed hereunder, (i) the Indemnifying Party shall be entitled to participate in the defense of any such claim, and (ii) if, in the reasonable judgment of the Indemnified Party, such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages, and the Indemnifying Party admits that this indemnity fully covers the claim or litigation, then the Indemnifying Party shall be entitled (y) to direct the defense of any claim at its sole cost and expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party, and (z) to settle and compromise any such claim or action for money damages alone; provided, however, that if the Indemnified Party has elected to be represented by separate counsel pursuant to the proviso below, or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or action, such settlement or compromise shall be effected only with the written consent of the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified

Party under this Section 7.4 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this Section 7.4; provided, however, that if, in the opinion of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel to represent it and in that event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided further, that in no event shall the Indemnifying Party be responsible for the fees of more than one counsel to the Indemnified Party.  The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding.
7.5Survival; Expiration.
(a)Notwithstanding any investigation made by or on behalf of the Company or Purchaser prior to, on or after the Closing Date, the representations and warranties contained in this Agreement (including the exhibits and schedules hereto) and any certificate delivered hereunder shall survive the Closing and shall terminate on the second anniversary of the Closing Date.
(b)The covenants of the parties hereto shall survive until fully performed and discharged, unless otherwise expressly provided herein.
(c)Any right of indemnification or reimbursement pursuant to this Section 7 with respect to a claimed breach, inaccuracy or non-fulfillment of any representation, warranty, agreement or obligation shall expire on the applicable date of termination of the representation, warranty or covenant claimed to be breached (the “Expiration Date”), unless on or prior to the applicable Expiration Date, the Indemnifying Party has received written notice from the Indemnified Party of such breach, inaccuracy or non-fulfillment from the Indemnified Party or is based on fraud or intentional or willful breach of the Indemnifying Party, in which case the Indemnified Party may continue to pursue its right of indemnification or reimbursement hereunder beyond the Expiration Date of the applicable representation, warranty, agreement or obligation.  For the avoidance of doubt, no claims based on fraud or intentional or willful breach will be subject to any of the limitations set forth in this Section 7.5.
8.Dispute Resolution
8.1(a) If the parties cannot amicably resolve any dispute (a “Dispute”) arising under this Agreement, then a party seeking further resolution of such Dispute shall submit such Dispute to final and binding arbitration conducted in accordance with the terms of this Section 8.1.  The party initiating arbitration will give written notice to that effect to the other party.  The legal seat of arbitration will be New York City, New York, U.S., and the arbitration will be administered by JAMS according to the JAMS International Arbitration Rules applicable at the time of commencement of the arbitration except as otherwise provided herein and applying the substantive law specified in Section 10.1.  The arbitration will be conducted by a single arbitrator appointed in accordance with the Rules, provided that such arbitrator must have significant business or legal experience in the pharmaceutical industry and the applicable law concerning the subject matter of the dispute.  In any case, the arbitrator will not be an Affiliate, employee, consultant, officer, director, shareholder or stockholder of either party, or otherwise have any current or previous relationship with either party or their respective Affiliates.  After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrator will render a written opinion within 30 days after the final arbitration hearing.  The arbitrator’s decision will include findings of fact and conclusions of law.  The determination of the arbitrator as to the resolution of any Dispute will be binding and conclusive on the parties.  Judgment on the award so rendered may be entered in any court of competent jurisdiction, and the parties undertake to carry out any award without delay.  Nothing contained herein will be construed to permit the arbitrator to award punitive, exemplary, or any similar damages and any arbitral award that purports to award such damages is expressly prohibited and void ab initio.  Each party will bear its own attorneys’ fees, costs and disbursements arising out of the arbitration and will pay an equal share of the fees and costs of the arbitrator.  Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by applicable law or regulation, no party nor the arbitrator may disclose the existence, content, or results of an arbitration under this Section 8.1 without the express, prior written consent of each of the parties.  In no event shall any party initiate arbitration after the date when commencement of a legal or equitable proceeding based on the Dispute, controversy, or claim would be barred by the applicable New York statute of limitations.  Any Disputes concerning the propriety of the commencement of the arbitration, or the validity or application of this Section 8.1, shall be finally settled by the arbitrator.  Nothing in this Section 8.1 shall preclude either party from (a) seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a dispute in any court of competent jurisdiction, before or after the initiation of an arbitration as set forth in this Section 8.1, if necessary to protect the interests of such party, or (b) bringing an action in any court of competent jurisdiction to resolve a dispute regarding the intellectual property rights hereunder, and this sentence shall be specifically enforceable.
(b)For the avoidance of doubt, any disputes with respect to the terms of the Collaboration Agreement shall be resolved in accordance with the dispute resolution provisions therein, and shall not be subject to the provisions of this Section 8.
9.Termination
9.1Ability to Terminate.  This Agreement may be terminated prior to the Closing:
(a)at any time by mutual written consent of the Company and Purchaser;
(b)by the Company, upon three (3) days’ written notice to Purchaser, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of Purchaser set forth in this Agreement that has not been cured within such 3-day notice period, or (ii) if any representation or warranty of Purchaser shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1 could not be satisfied by the Termination Date;
(c)by Purchaser, upon three (3) days’ written notice to the Company, so long as Purchaser is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.2 of this Agreement, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement that has not been cured within such 3-day notice period, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.2 of this Agreement could not be satisfied by the Termination Date;
(d)by either the Company or Purchaser, upon written notice to the other, if the Closing has not occurred on or before _____________, 2021 (the “Termination Date”).
9.2Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9, (a) this Agreement (except for this Section 9.2, and Section 7, Section 8, Section 10.1 and Sections 10.3 through 10.14 and any definitions set forth in this Agreement and used in such Sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) any and all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 10.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.
10.Governing Law; Miscellaneous
10.1Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws that would require the application of the substantive Laws of another jurisdiction.
10.2Market Listing. From the Execution Date through the Closing, the Company shall use commercially reasonable efforts to maintain the listing and trading of the Company’s American Depositary Shares on Nasdaq.
10.3Counterparts; Electronic Signatures.  This Agreement may be executed and delivered (including by facsimile transmission or PDF or any other electronically transmitted signatures) in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.4Headings.  The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.
10.5Rules of Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement and (iii) “or” has the inclusive meaning represented by the phrase “and/or”.
(c)Except as otherwise indicated, all references in this Agreement to “Sections” and “Appendices” are intended to refer to Sections of this Agreement, as appropriate, and Appendices to this Agreement.
(d)As used in this Agreement, the term “days” means calendar days unless otherwise specified.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(e)Unless otherwise indicated, all monetary amounts herein are in United States dollars.
10.6Severability.  If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.
10.7Entire Agreement; Amendments. This Agreement, the Option Agreement, and the Collaboration Agreement (including any schedules, appendices and exhibits hereto or thereto and any certificates delivered hereunder) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. Any amendment or waiver effected in accordance with this Section 10.7 shall be binding upon Purchaser and the Company.
10.8Notices.  All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  The addresses for such communications are:

If to the Company, to:

Bicycle Therapeutics plc

Building 900

Babraham Research Campus

Cambridge CB22 3AT, UK

Attention: General Counsel

Email:

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Laura Berezin

E-mail:

If to the Purchaser, to:

Ionis Pharmaceuticals, Inc.

2855 Gazelle Court

Carlsbad, CA 92010

Attention: Chief Financial Officer

Email:

With a copy (which shall not constitute notice) to:

Attention: General Counsel

Email:

10.9Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns.  The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser, and Purchaser will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.
10.10Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
10.11Further Assurances.  Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
10.12No Strict Construction.  The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party.
10.13Equitable Relief.  The Company recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at Law may prove to be inadequate relief to Purchaser.  The Company therefore agrees that Purchaser is entitled to seek temporary and permanent injunctive relief or specific performance in any such case.  Purchaser also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at Law may prove to be inadequate relief to the Company.  Purchaser therefore agrees that the Company is entitled to seek temporary and permanent injunctive relief or specific performance in any such case.
10.14Expenses.  The Company and Purchaser are each liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including attorneys’ and consultants’ fees and expenses.
10.15Public Disclosure.  On or shortly after the Effective Date, the Company and Purchaser shall issue a joint press release in a form mutually agreed to by the Company and Purchaser.  In addition, the Company shall file a Current Report on Form 8-K with the SEC within the time period required by such form and including such disclosures as required by such form with respect to this Agreement and the transactions contemplated herein, such Current Report on Form 8-K to be in a form mutually agreed to by the Company and Purchaser.  No other written release, public announcement, disclosure or filing concerning the purchase of the Shares, this Agreement or the transactions contemplated hereby or thereby shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) and, except as set forth in this Section 10.15, the parties agree to keep the terms of this Agreement confidential.  Notwithstanding the foregoing, the parties acknowledge and agree that applicable Law or the requirements of a national securities exchange or another similar regulatory body may require either party to file or otherwise disclose a copy of this Agreement.  The party required to make such filing or otherwise disclose shall notify the other party and shall, to the extent possible, provide the other party with at least five (5) Business Days to request redactions thereof prior to making such filing or disclosure.  The disclosing party shall use commercially reasonable efforts to procure confidential treatment of such proposed redactions pursuant to the Securities Act and the Exchange Act, in each case as amended, and the rules, regulations and guidelines promulgated thereunder, or any other applicable Law or the rules, regulations or guidelines promulgated hereunder; provided that the foregoing shall not prevent the party from making such public disclosures as it must make to comply with applicable Law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

BICYCLE THERAPEUTICS PLC

By:

Name:

Title:

PURCHASER:

IONIS PHARMACEUTICALS, INC.

By:

Name:

Title:

[Signature page to Share Purchase Agreement]

APPENDIX 1

DEFINED TERMS

“Affiliate” of an entity means any corporation, firm, partnership or other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with it.  An entity will be deemed to control another entity if it (i) owns, directly or indirectly, at least 50% of the outstanding voting securities, capital stock or share capital (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

“Agreement” has the meaning set forth in the preamble.

“American Depositary Shares” shall mean shares issued by the Depositary pursuant to the Deposit Agreement, each representing one Ordinary Share.

“Applicable Regulatory Authorities” has the meaning set forth in Section 2.12.

“BicycleTx” has the meaning set forth in the recitals.

“Board” means the board of directors of the Company.

“Business Day” means a day Monday through Friday on which banks are generally open for business in the State of California, the State of New York and London, England.

“Change of Control Transaction” has the meaning set forth in Section 5.2.

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Cash” has the meaning set forth in Section 1.1.

“Closing Date” means the date on which the Closing actually occurs.

“Collaboration Agreement” has the meaning set forth in the recitals.

“Company Rights” has the meaning set forth in Section 2.11(c).

“Company Sale” has the meaning set forth in Section 4.4.

“Company Trials” has the meaning set forth in Section 2.13.

“Cross-Receipt” has the meaning set forth in Section 1.3(b)(i)(A).

“Deposit Agreement” means the Deposit Agreement, dated as May 28, 2019, as amended from time to time, among the Company, the Depositary, and holders from time to time of the American Depositary Shares.

“Depositary” means mean Citibank, N.A.

“Dispute” has the meaning set forth in Section 8.1.

“DOJ” means the U.S. Department of Justice.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Execution Date” has the meaning set forth in the preamble.

“Expiration Date” has the meaning set forth in Section 7.5(c).

“FDA” has the meaning set forth in Section 2.12.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States of America.

“Good Clinical Practices” means the legal, scientific and ethical standards for the performance of clinical research on medicinal products involving humans, including as reflected in the regulations of the FDA at 21 C.F.R. parts 50, 54, 56, and 312.

“Good Laboratory Practices” means the legal, scientific and ethical standards for the performance of nonclinical laboratory studies, including as set out in the regulations of the FDA at 21 C.F.R. part 58.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Health Care Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the civil False Claims Act, 31 U.S.C. §§ 3729 et seq.; the criminal False Claims Act 42 U.S.C. 1320a-7b(a); any other criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., (“HIPAA”); the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq.; the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq.; the Public Health Service Act, 42 U.S.C. §§ 201 et seq.; the regulations promulgated pursuant to such laws; and any similar federal, state and local laws and regulations, each and all as may be amended from time to time.

“HIPAA” has the meaning set forth in the definition of “Health Care Laws.”

“IEC” has the meaning set forth in Section 2.13.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Intellectual Property” shall mean trademarks, trade names, trade dress, service marks, copyrights, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, and any other similar intellectual property rights.

“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

“IRB” has the meaning set forth in Section 2.13.

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Lien” means any lien (statutory or otherwise), charge, security interest, pledge, mortgage, restriction on use or transfer, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” has the meaning set forth in Section 7.1.

“Material Adverse Effect” means any change, effect or circumstance, individually or in the aggregate, (a) that is reasonably likely to be materially adverse to the business, operations, assets or financial condition of the Company or Purchaser, as the case may be, taken as a whole, or (b) that materially impairs the ability of the Company or Purchaser to perform its obligations pursuant to the transactions contemplated by this Agreement or the Collaboration Agreement; provided however, that, none of the following (alone or when aggregated with any other effects), shall be deemed to be a Material Adverse Effect, and none of the following (alone or when aggregated with any other effects), shall be taken into account for purposes of clause (a) above: (A) (1) general market, economic or political conditions or (2) conditions (or any changes therein) in the industries in which the Company or Purchaser conducts business, in each case, including any acts of terrorism or war, weather conditions, global virus pandemics, epidemics or other force majeure events, in the case of each of clauses (1) and (2), solely to the extent that such effects do not have and are not reasonably likely to have a material disproportionate impact on the Company or Purchaser, as the case may be; (B) this Agreement, the Collaboration Agreement (including any amendments thereto), and the transactions contemplated hereby and thereby; or (C) changes in the trading price or volume of the American Depositary Shares or the Purchaser’s ordinary shares, in and of themselves.

“Nasdaq” means The Nasdaq Global Select Market.

“Option Agreement” has the meaning set forth in the recitals.

“Ordinary Shares” has the meaning set forth in the recitals.

“Purchaser” has the meaning set forth in the preamble.

“Permits” has the meaning set forth in Section 2.10.

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

“Proprietary Rights” has the meaning set forth in Section 2.11(c).

“Purchase Price” has the meaning set forth in Section 1.1.

“Regulatory Authorizations” has the meaning set forth in Section 2.12.

“Rule 144” has the meaning set forth in Section 5.1(a).

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“SEC Documents” has the meaning set forth in Section 2.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Share Cap” means a number of Ordinary Shares equal to 9.99% of the Ordinary Shares issued and outstanding on the Execution Date, rounded down to nearest number of Ordinary Shares.

“Share Value” means a price per Share (rounded to the nearest cent) equal to the product of (a) 1.3 and (b) the volume weighted average price per American Depositary Share as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BCYC AQR” (or its equivalent successor if such page is not available) for a twenty (20) Trading Day period, starting with the scheduled opening of trading on the twentieth (20th) Trading Day prior to the date of the Purchaser’s exercise of its option under the Option Agreement and ending with the scheduled close of trading of the primary trading session on the Trading Day prior to date of Purchaser’s exercise of its option under the Option Agreement, as reported on Nasdaq.com, without regard to after-hours trading or any other trading outside of the regular trading session trading hours; provided that the Share Value shall in no event be lower than the Minimum Price (as defined in accordance with the rules and regulations of Nasdaq) on the Execution Date.

“Shares” has the meaning set forth in Section 1.1.

“Standstill Period” has the meaning set forth in Section 4.1.

“Standstill Provisions” has the meaning set forth in Section 4.4.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party” means any entity other than BicycleTx, the Company, the Purchaser or an Affiliate of BicycleTx, the Company, or the Purchaser.

“Trading Day” means a day on which Nasdaq is open for trading.

“The Company” has the meaning set forth in the preamble.